Filed Pursuant to Rule 424(b)(4)
Registration No. 333-264104

PROSPECTUS
CLASS A COMMON STOCK
4,500,000 SHARES

The selling stockholders identified in this prospectus are offering 4,500,000 shares of our Class A common stock. Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “XPOF.” The last reported sale price of our Class A common stock on the NYSE on April 6, 2022 was $20.61 per share. We will not receive any proceeds from this offering. Prior to the consummation of this offering, certain of the selling stockholders will exchange LLC Units for shares of our Class A common stock to be sold by them in the offering. See “Principal and Selling Stockholders,” “Certain Relationships and Related Party Transactions—Amended LLC Agreement” and “Organizational Structure.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Upon completion of this offering, we will cease to be a “controlled company” as defined under the NYSE listing rules and, subject to certain transition periods permitted by the NYSE listing rules, we will no longer rely on exemptions from corporate governance requirements that are available to controlled companies.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 26 of this prospectus and in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

	PER SHARE	TOTAL

Public offering price	$20.00	$90,000,000

Underwriting discount(1)	$1.15	$5,175,000

Proceeds, before expenses to the selling stockholders	$18.85	$84,825,000

(1) See “Underwriting” for additional information regarding underwriter compensation.

The underwriters may also exercise their option to purchase up to an additional 675,000 shares of our Class A Common Stock from the selling stockholders at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about April 11, 2022.

BofA Securities		Jefferies
Morgan Stanley

Guggenheim Securities	Piper Sandler	Baird	Raymond James

Roth Capital Partners	R. Seelaus & Co., LLC

The date of this prospectus is April 6, 2022.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “company,” “Xponential Fitness,” “Xponential” and similar terms refer to Xponential Fitness, Inc. together with its consolidated subsidiaries, including Xponential Intermediate Holdings, LLC (“Xponential Holdings LLC”) and Xponential Fitness LLC. We are a holding company and we hold substantially all of our assets and conduct substantially all of our business through Xponential Fitness LLC, a subsidiary of Xponential Holdings LLC.

We, the selling stockholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We, the selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the applicable document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since such dates.

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Market and Industry Data

This prospectus and the documents incorporated by reference herein include industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry, third-party analyses and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus or the date of the applicable document incorporated by reference, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

The information contained or incorporated by reference in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on the information described above, on assumptions that we have made based on that data and similar sources, third-party analyses by Buxton Company and on our knowledge of the markets for our brands. This information involves a number of assumptions and limitations and is inherently imprecise and you are cautioned not to give undue weight to these estimates. In addition, the industry in which we operate, as well as the projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate, are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”) and elsewhere in this prospectus and the documents incorporated by reference, that could cause results to differ materially from those expressed in these publications and other sources.

In 2021, we commissioned Buxton Company to provide a whitespace study to analyze the estimated number of studios that franchisees could optimally have in the United States as of June 30, 2021. The Buxton Company whitespace study leverages performance drivers for each brand including competition, cotenancy, area draw, and detailed customer profiles using Experian’s Mosaic71 psychographic segmentation system to create a rigorous analysis of trade areas throughout the United States. Whitespace represents a snapshot of our business as of June 30, 2021 and is expected to change as our business evolves over time.

In 2021, we commissioned Frost & Sullivan to conduct an independent analysis to assess the total addressable market on the U.S. boutique fitness market. The estimates provided by Frost & Sullivan include the impact of the coronavirus (“COVID-19”) pandemic.

Non-GAAP Financial Measures

This prospectus contains references to adjusted EBITDA and adjusted EBITDA margin, which are financial measures not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We use adjusted EBITDA and adjusted EBITDA margin when planning, monitoring, and evaluating our performance. We believe that adjusted EBITDA and adjusted EBITDA margin are appropriate measures of our operating performance because they eliminate the impact of expenses that we do not believe reflect our underlying business performance.

We believe that adjusted EBITDA and adjusted EBITDA margin, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period. In addition, other companies, including companies in our industry, may calculate adjusted EBITDA and adjusted EBITDA margin differently, which reduces their usefulness as comparative measures. See “Summary Consolidated Financial and Other Data” for the definitions of adjusted EBITDA and adjusted EBITDA margin and a reconciliation of adjusted EBITDA to net loss and of adjusted EBITDA margin to net loss margin, the most directly comparable financial measures calculated in accordance with GAAP.

Basis of Presentation

Throughout this prospectus and in the documents incorporated by reference herein, we provide a number of key performance indicators used by management and typically used by our competitors in the franchise industry, including same store sales, system-wide sales and average unit volume (“AUV”). These are operating measures that include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue and such sales are not included in our consolidated financial statements, we believe that these operating measures aid in understanding how we derive our royalty and marketing revenue and are important in evaluating our performance. Same store sales refers to period-over-period sales comparisons for the base of studios (which we define to include studios in North America that have been open for at least 13 calendar months as of the measurement date). System-wide sales represent gross sales by all studios in North America, which includes sales by franchisees that are not revenue recognized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because our royalty and marketing revenue are calculated based on a percentage of franchised studio sales. LTM AUV consists of the average sales for the trailing 12 calendar months for all studios in North America that have been open for at least 13 calendar months as of the measurement date. AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV is calculated as the quarterly AUV multiplied by four, for North American studios that are at least 6 months old at the beginning of the respective quarter. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for North American studios that are at least 6 months old at the beginning of the respective month. AUV and other key performance indicators are discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” in our 2021 Form 10-K incorporated by reference in this prospectus.

All key performance indicators, except adjusted EBITDA, provided throughout this prospectus are presented on an adjusted basis to reflect historical information of brands we acquired in 2017, 2018 and 2021 and therefore include time periods during which certain of our brands were operated by our predecessors. We acquired Club Pilates Franchise, LLC (“Club Pilates”) and CycleBar Franchising LLC (“CycleBar”) in September 2017, Stretch Lab Franchise, LLC (“StretchLab”) in November 2017, Row House Franchise, LLC (“Row House”) in December 2017, AKT Franchise LLC (“AKT”) in March 2018, Yoga Six Franchise, LLC (“YogaSix”) in July 2018, PB Franchising, LLC (“Pure Barre”) in October 2018, Stride Franchise, LLC (“Stride”) in December 2018, Rumble Fitness LLC (“Rumble”) in March 2021 and BFT Franchise Holdings, LLC (“BFT”) in October 2021.

References throughout this prospectus to comparisons to industry competitors are as of December 31, 2021, unless otherwise noted.

References throughout this prospectus to “North America” refer to the United States and Canada and references to “international” refer to countries other than the United States and Canada.

References throughout this prospectus to the sale or selling of a license refer to the grant of a right to a third party to access our intellectual property and all other services that we provide under our franchise agreements.

References throughout this prospectus to the number of licenses sold in North America and globally reflect the cumulative number of licenses sold by us (or, outside of North America, by our master franchisees), since inception through the date indicated. Licenses contractually obligated to open refer to licenses sold net of opened studios and terminations. Licenses contractually obligated to be sold internationally reflect the number of licenses that master franchisees are contractually obligated to sell to franchisees outside of North America under master franchise agreements.

References throughout this prospectus to an “open” studio refer to any studio that has conducted classes and is operational, although such studio may have temporarily suspended in-person classes for a period of time due to the COVID-19 pandemic.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus and the documents incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the information incorporated by reference in this prospectus, and any free writing prospectus prepared by us or on our behalf, including the section entitled “Risk Factors” in this prospectus, the documents incorporated by reference in this prospectus and the consolidated financial statements and related notes thereto incorporated by reference in this prospectus, before deciding whether to invest in our Class A common stock.

Xponential Fitness, Inc.

Xponential Fitness is the largest global franchisor of boutique fitness brands. We offer a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running, functional training and yoga. Our franchisees offer energetic, accessible and personalized workout experiences led by highly qualified instructors in studio locations across 48 U.S. states, the District of Columbia and Canada and through master franchise or international expansion agreements in ten additional countries. Our portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, a concept offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; Stride, a treadmill-based cardio and strength training concept; Rumble, a boxing-inspired full-body workout; and BFT, a functional training and strength-based program.

The foundation of our business is built on strong partnerships with franchisees. Our business model is straightforward: we license our boutique studio operations, share our business processes and branding with franchisees, and in exchange charge royalties and other fees for our services. We are highly focused on providing franchisees with extensive support to help maximize their performance and enhance their return on investment. In turn, this partnership accelerates our growth and increases our profitability as a result of the royalties we generate on franchisees’ sales. We encourage our franchisees to follow a membership-based model, which generates recurring, predictable revenues for both us and our franchisees. We believe our unique combination of a scaled multi-brand offering, resilient franchise model with strong unit economics and integrated platform has enabled us to build our leading market position in the large and growing U.S. boutique fitness industry. We are able to improve our operating leverage as we grow the number of studios operating under our brand umbrellas, given that our existing infrastructure can scale across a larger system with minimal incremental costs.

Our Market Leading Brand Portfolio

Largest Pilates brand in the United States, created with the vision to make Pilates more accessible, approachable, and welcoming to everyone. 693 Studios Open 1,060 Licenses Sold	Largest barre brand in the United States, offers an effective, low-impact workout for all ages and fitness levels. 612 Studios Open 734 Licenses Sold

Largest indoor cycling brand in the United States, offering an inclusive low-impact/high intensity indoor cycling experience for all ages and experience levels. 249 Studios Open 516 Licenses Sold	First to offer 1x1 assisted stretching classes. Highly complementary with our other brands. 151 Studios Open 570 Licenses Sold
Largest rowing brand in the United States, offering a full body/low impact workout which has revolutionized the way people view indoor rowing. 91 Studios Open 320 Licenses Sold	Largest franchised yoga brand in the United States, dedicated to the evolution and modernization of yoga. 131 Studios Open 529 Licenses Sold

Boxing-based concept offering a 10-round, high energy cardio workout split between boxing drills and resistance training. 14 Studios Open 201 Licenses Sold	Dance-based cardio concept combining dance, intervals and strength training. 28 Studios Open 112 Licenses Sold
Treadmill-based cardio and strength workout, offering coached interval running classes for all fitness levels. 10 Studios Open 88 Licenses Sold	Community-based 50-minute functional, high-energy strength, cardio and conditioning. 151 Studios Open 294 Licenses Sold

Note: Global studio counts and licenses sold globally as of December 31, 2021.

We carefully built the Xponential Fitness brand portfolio through a series of acquisitions, targeting select health and wellness verticals. In curating our portfolio, we identified brands with exceptional programming and a loyal consumer base which we believed would benefit from our operational expertise, franchising experience and scaled platform. With over 250 years of collective industry experience, our management team and brand presidents are the driving force behind our operational excellence. We have established a proven operational model (the “Xponential Playbook”) that helps franchisees generate compelling studio economics. This model has allowed us to provide extensive support to franchisees, particularly during the COVID-19 pandemic. The key pillars of our Xponential Playbook include:

•	optimizing the studio prototype and investment cost;

•	thoroughly vetting franchisee candidates;

•	real estate identification, site selection, studio build-out and design assistance;

•	comprehensive pre-opening support, including membership sales, marketing support, employee training and programming development;

•	detailed studio-level operational framework and best practices;

•	intensive instructor and studio-level management training;

•	our robust digital platform and XPASS offerings that allow franchisees to generate incremental revenue;

•	data-driven analytical tools to support marketing strategies, member acquisition and retention;

•	sophisticated technology systems, including uniform point-of-sale and reporting systems, to drive studio-level performance;

•	centralized model capable of providing resources to franchisees in the event of exceptional crises, such as the COVID-19 pandemic; and

•	ongoing monitoring and support to promote success.

The Xponential Playbook is designed to help franchisees achieve compelling Average Unit Volumes (“AUVs”), strong operating margins and an attractive return on their invested capital. Studios are generally designed to be between 1,500 and 2,500 square feet in size, depending on the brand. The smaller box format contributed to a relatively low average initial franchisee investment of approximately $350,000 in 2021 and 2020. By utilizing the Xponential Playbook, our model is designed to generate, on average, an AUV of approximately $500,000 in year two of operations and studio-level operating margins ranging between 25% and 30%, resulting in an unlevered cash-on-cash return of approximately 40%.

We believe our integrated, centralized platform is a unique competitive advantage in the boutique fitness industry and enables us to accelerate growth and enhance operating margins. Our multi-brand offering results in higher franchisee lead flow and conversion, which lowers franchisee acquisition costs. Existing franchisees also serve as an embedded pipeline for continued expansion across our brands. As a result of our scale, we benefit from greater access to real estate and favorable vendor relationships. Additionally, we leverage shared corporate services across franchise sales, real estate, supply chain, merchandising, information technology, finance, accounting and legal. As an integrated platform, we utilize technology to provide improved functionality, drive efficiency and access compelling data across our brands. Our robust XPLUS digital platform, which features digital workout content from across our brands, as well as our cross-brand XPASS subscription offering, are important examples of our ability to cross-sell our individual brands, offering members variety and flexibility to work out both in-studio and at-home, across modalities and geographies, thereby driving increased member interest and retention. We also benefit from knowledge sharing and best practices across the portfolio. We believe that we are in the early stages of unlocking the power of our platform and driving long-term growth.

As a franchisor, we benefit from multiple highly predictable and recurring revenue streams that enable us to scale our franchised studio base in a capital efficient manner. Our system has significant embedded growth based on already-sold licenses for studios that have not yet opened. As of December 31, 2021, franchisees were contractually obligated to open an additional 1,806 studios in North America. Converting our current pipeline of licenses sold to open studios in North America would nearly double our existing franchised studio base. Based on our internal and third-party analyses by Buxton Company, we estimate that franchisees could have a total of approximately 7,900 studios in the United States alone.

Internationally, we partner with experienced master franchisees to deploy an asset light global expansion strategy. As of December 31, 2021, master franchisees were contractually obligated to sell licenses to franchisees to open an additional 956 studios in ten countries internationally pursuant to master franchisee agreements (“MFAs”). As part of the acquisition of BFT, we entered into an MFA with the sellers of BFT. As of December 31, 2021, there were 149 open BFT studios in Australia, New Zealand and Singapore, and an additional 140 licenses sold.

Highlights of our platform’s recent financial results and growth include:

•	grew the number of global open studios from 1,796 as of December 31, 2020 to 2,130 as of December 31, 2021, representing an increase of 19%;

•	grew global franchise licenses sold from 3,469 as of December 31, 2020 to 4,424 as of December 31, 2021, representing an increase of 28%;

•	grew system-wide sales from $443 million in 2020 to $710 million in 2021, representing an increase of 60%;

•	grew same store sales from a decline of 34% in 2020 to positive 41% in 2021, which reflects a significant rebound of studio performance following the impact of the COVID-19 pandemic;

•	grew run-rate AUV from $287,000 in the fourth quarter of 2020 to $446,000 in the fourth quarter of 2021, representing an increase of 55%; and

•	acquired certain assets and rights to two additional brands in 2021, Rumble and BFT.

All metrics above are presented on an adjusted basis to reflect historical information of the brands we acquired and therefore include time periods during which certain of the brands were operated by our predecessors. We acquired Club Pilates and CycleBar in September 2017, StretchLab in November 2017, Row House in December 2017, AKT in March 2018, YogaSix in July 2018, Pure Barre in October 2018, Stride in December 2018, Rumble in March 2021 and BFT in October 2021.

As a result of the COVID-19 pandemic, our operations and the businesses of our franchisees were adversely affected beginning in March 2020 continuing through the remainder of 2020. With a majority of our studios closed in March and April of 2020, we were focused on re-directing our members and franchisees to our digital platform, thus helping our franchisees retain members and providing a tool for franchisees to preserve member relationships and generate revenue. As restrictions on indoor fitness classes were reduced in later 2020, franchisees’ in-studio operations began to recover. The adverse effects of the COVID-19 pandemic continued to abate through 2021, as vaccination rates in the United States increased substantially and restrictions were further reduced or eliminated in most states. As of December 31, 2021, we have seen our system surpass pre-COVID levels, with our franchisees’ member base 29% larger than it was as of December 31, 2019. With many consumers increasingly health conscious and either returning to their fitness communities or forming new fitness habits, we have experienced significant growth in the aftermath of the pandemic.

	Year ended December 31, 2021			Year ended December 31, 2020
	North America	International	Global	North America	International	Global
Open Studios
Open Studios (beginning of period)	1,714	82	1,796	1,472	38	1,510
New Studio Openings	240	94	334	242	44	286

Open Studios (end of period)	1,954	176	2,130	1,714	82	1,796

Franchise Licenses Sold (1)
Franchise Licences Sold (total beginning of period)	3,275	194	3,469	3,010	109	3,119
New Franchise License Sales	787	168	955	265	85	350

Franchise Licences Sold (total end of period)	4,062	362	4,424	3,275	194	3,469

Studios Obligated to Open Internationally under MFA
Gross Studios Obligated to Open under MFA			1,132			768
Less: Studios Opened under MFA			176			82

Remaining Studios Obligated to Open under MFA			956			686
Licenses Already Sold by Master Franchisees(2)(3)			184			110

(1)	Global Franchise Licenses Sold are presented gross of terminations.
(2)	Net of two international license terminations.
(3)	Reflects the number of licenses for studios which have already been sold, but not yet opened, by master franchisees under MFAs.

(1)	Represents North American Studios.

(1)	Represents run-rate AUVs for North American studios open for 6+ months.

Note: The above data is presented on an adjusted basis to reflect historical information of the brands we acquired and therefore includes time periods during which certain of the brands were operated by our predecessors. We acquired Club Pilates and CycleBar in September 2017, Stretch Lab in November 2017, Row House in December 2017, AKT in March 2018, Yoga Six in July 2018, Pure Barre in October 2018, Stride in December 2018, Rumble in March 2021 and BFT in October 2021.

Our Industry

We operate in the large and growing boutique fitness segment of the broader health and fitness club industry. Boutique fitness encompasses a social, supportive community of coaches and consumers engaging through class-based programming in small studio spaces (typically 1,500-2,500 square feet). A boutique fitness workout typically offers more customized programming and a more intensive experience complemented by increased levels of personal attention and guidance relative to a traditional health and fitness club. The U.S. boutique fitness market was estimated at $21.1 billion in 2019, according to an independent analysis we had commissioned from Frost & Sullivan. International Health, Racquet & Sportsclub Association (“IHRSA”) estimates that boutique fitness memberships grew more rapidly than the overall health and fitness club memberships between 2015 and 2019, with target boutique fitness consumers spending more and engaging more frequently than the average health and fitness club member in 2019.

In 2019, IHRSA estimated the size of the global health and fitness club industry at $96.7 billion, with more than 205,000 clubs serving over 184 million members in 2019. Prior to the COVID-19 pandemic, the U.S. health and fitness club industry experienced annual growth for more than 21 consecutive years. As a result of the

COVID-19 pandemic, the industry saw unprecedented declines in 2020 and 2021, with 2020 U.S. health and fitness club revenue declining by 58%, according to IHRSA. As of January 1, 2022, 30% of boutique fitness studios had closed permanently, according to IHRSA, which we believe presents an opportunity for Xponential to further penetrate new and existing markets, capturing displaced fitness consumers.

As the largest franchisor in the boutique fitness industry, we saw continued strong growth during the COVID-19 pandemic. We opened 555 new studios globally between April 2020 and December 2021, including studios opened by Rumble and BFT. As of December 31, 2021, we have seen our system surpass pre-COVID levels, with our franchisees’ member base 29% larger than it was as of December 31, 2019.

As COVID-19 pandemic restrictions ease, we believe pent-up demand for in-person fitness will spur a return to studios and gyms, propelling growth across the industry. IBISWorld estimates that the U.S. gym, health and fitness club industry will reach $36.6 billion in 2022. Frost & Sullivan estimates that the total addressable U.S. boutique fitness market will reach $22.1 billion in 2022 and will grow at a CAGR of approximately 5.8% between 2022 and 2025. According to IHRSA, approximately 95% of fitness consumers surveyed miss at least one aspect of physically being at their studio or gym, and 94% plan to return to the gym in some capacity. Consumers’ desire to return to their fitness communities and their increasing prioritization of healthy lifestyles has driven consistent growth in our franchisees’ membership base, with actively paying members and visitation rates increasing 70% and 50%, respectively, in the three months ended December 31, 2021 relative to the three months ended December 31, 2020.

Our Competitive Strengths

Diversified portfolio of leading boutique fitness brands.

Our portfolio of ten diversified brands spans a variety of popular fitness and wellness verticals including Pilates, barre, cycling, stretching, rowing, yoga, boxing, dancing, running and functional training. We believe that our diversification represents a significant competitive advantage in a fragmented market comprised primarily of single-brand companies focused on an individual fitness or wellness vertical. The complementary nature of our brands allows our franchised studios to be located in close proximity to one another, providing variety and convenience to both consumers and franchisees. Our brands appeal to a broad range of consumers across ages, fitness levels and demographics and are positioned at accessible price points. The strength of our brands is highlighted by the numerous accolades they have received, with four brands (Club Pilates, Pure Barre, CycleBar and StretchLab) each being listed among Entrepreneur’s 2022 Franchise 500 rankings and BFT being voted the 2020 APAC Franchise of the Year. We believe that our diversified brand offering expands our total addressable market and translates into increased use occasions for consumers, driving increased share of wallet and enhancing consumer lifetime value across our portfolio.

Market leading position with significant nationwide scale.

We are the largest global boutique fitness franchisor with over 1,900 studios operating across ten brands in the United States alone. Our three largest brands have leading market share positions within their respective verticals. These brands, Club Pilates, Pure Barre and CycleBar, were approximately nine, four and three times larger than their next largest competitors, respectively, as of December 31, 2021. As the leader in these verticals, and as one of few players of scale, we believe that we occupy an advantageous position in an otherwise highly fragmented boutique fitness market.

We are able to leverage the popularity and reputation of existing Xponential studios to support both new studio sales to franchisees and to support franchisees’ ability to attract new customers to their studios. We believe that the continued expansion of the Xponential platform creates a network effect that reinforces our competitive position, making us increasingly attractive to potential franchisees and making studios increasingly popular with boutique fitness consumers. In conjunction with our scale, we have been able to achieve broad geographic diversification across the United States with studios in 48 states, the District of Columbia and Canada as of December 31, 2021. According to Buxton Company, over 62% of the U.S. population (excluding Alaska and Hawaii) lives within 10 miles of an Xponential studio location. Our geographic reach represents a material competitive advantage, as we have demonstrated success across various markets, and we are able to remain competitive nationally when extraordinary events heavily impact specific markets.

Passionate, growing and loyal consumer base.

Our franchised studios provide differentiated and accessible boutique fitness experiences that are fun, energetic and deliver a strong sense of community, engendering loyalty and engagement with consumers. Our brands serve a broad demographic; our consumer skews female and is typically between the ages of 20 and 60 years old, holds at least a bachelor’s degree and reports household income greater than $75,000 per year. Across our system, more than 1.3 million unique consumers completed nearly 30 million in-studio, live stream and virtual workouts in 2021 and more than 850,000 unique consumers completed nearly 20 million in-studio, live stream and virtual workouts in 2020. As of December 31, 2021, studios had nearly 450,000 members, of which over 390,000 were actively paying members on recurring membership packages (excludes Rumble and BFT). The number of total members at studios as of December 31, 2021 represented an increase of 49% and 29% compared to the number of total members at studios as of December 31, 2020 and 2019, respectively. The loyalty of our consumer base is evidenced by our franchisees’ ability to recover to approximately 113% of actively paying members as of December 31, 2021, relative to December 31, 2019 levels and membership visits for the quarter ended December 31, 2021 were at 117% relative to the quarter ended December 31, 2019 levels (excludes Rumble and BFT). For the quarter ended December 31, 2021, run-rate AUVs recovered to approximately 94% relative to the quarter ended December 31, 2019 (includes Rumble and BFT). Our franchised studios foster consumer engagement, personal accountability to achieve fitness goals and a strong sense of community, which drive repeat visits and maximize consumer lifetime value.

We believe that we were able to deepen our consumer loyalty during the COVID-19 pandemic through our robust digital platform offering, as well as the personal efforts of exceptional franchisees to strengthen their studio communities. As of December 31, 2021, we had over 55,000 total users on our digital platform, XPLUS, and we offered over 2,800 digital workouts in our content library. Approximately 90% of class bookings were done through the Xponential brand app in the 90 days ending December 31, 2021.

In addition, we continually seek ways to further heighten the Xponential consumer experience. For example, we launched a partnership with Apple in March 2021 that features Apple Watch integration across all of our popular fitness and wellness verticals, excluding BFT, and is designed to increase consumer engagement and retention across our franchised studios.

Xponential Playbook supports system-wide operational excellence.

We strategically partner with franchisees who have been vetted by a thorough selection process. Through the Xponential Playbook, we provide franchisees with significant support from the outset, focused on delivering a superior experience and maximizing studio-level productivity and profitability. Franchisees also benefit from the significant investments we have made in our corporate platform, through which we leverage integrated systems and shared services. While marketing and fitness programming are specific to each brand, nearly all other franchisee support functions are integrated across brands at the corporate level, and franchisees are guided through the key pillars of successful studio operations. We believe the relationships we maintain with franchisees drive tangible results for consumers: well-managed boutique fitness studios; access to technology capabilities; retention of highly qualified instructors; and a consistent, community-based experience across brands and geographies. We believe the extensive level of support we provide to franchisees is a key driver of system-wide operational excellence.

Asset-light franchise model and predictable revenue streams that support free cash flow conversion.

We believe our asset-light franchise model drives faster system-wide unit growth, compared to a similarly capitalized corporate-owned model. As a franchisor, we have multiple highly predictable revenue streams and low ongoing capital requirements. Upon the granting of access to a license, we receive a one-time, non-refundable upfront payment from franchisees for the right to open a studio in a specific territory. This is followed by a series of contractual payments once a studio is open, many of which are recurring, including royalty fees, technology fees, merchandise sales, marketing fees and instructor and management training revenues. More than 75% and 73% of our revenue in 2021 and 2020, respectively, was considered recurring, and we believe this percentage will increase as franchise royalty fees are expected to account for a greater percentage of our revenue over time.

Highly attractive and predictable studio-level economics.

The Xponential Playbook is designed to help franchisees achieve compelling AUVs, strong operating margins and an attractive return on their invested capital. Studios are generally designed to be between 1,500 and 2,500 square feet in size, depending on the brand, which contributed to a relatively low average initial franchisee investment of approximately $350,000 in 2021 and 2020. Our model is generally designed to generate, on average under normal conditions, an AUV of $500,000 in year two of operations and studio-level operating margins ranging between 25% and 30%, resulting in an unlevered cash-on-cash return of approximately 40%. A studio reaches “base maturity” when it has annualized monthly revenues in the $400,000 to $600,000 AUV range. Using our model, we expect this to typically occur 6-12 months after studio opening. We believe that studios typically have opportunity to continue growing and maturing beyond that point, however.

We believe the continued growth of the franchisee system reflects the attractiveness of our unit economic model. In 2021, 252 new franchisees joined our system in North America, representing a 91% increase year-over-year. In 2020, we were able to attract 132 new franchisees in North America despite the material challenges faced by the overall fitness industry as a result of the COVID-19 pandemic. Additionally, franchisees frequently re-invest into our system, as 33% and 36% of new studios in 2021 and 2020, respectively, were opened by existing franchisees. We believe our strong studio-level economics have contributed to our growth.

Large and expanding franchisee base with visible organic growth.

Our large number of existing licenses sold represents an embedded pipeline to support the continued growth of our business. As of December 31, 2021, on a cumulative basis since inception, we had 4,424 franchise licenses sold globally, compared to 1,508 franchise licenses sold as of December 31, 2017, on an adjusted basis to reflect historical information of the brands we have acquired. Franchisees are contractually obligated to open studios in their territories after purchasing a franchise license. In the event that franchisees are unable to meet their contractual obligations, we have the ability to resell or reassign their territory license(s) to another franchisee in the system or our franchisee pipeline. Based on our experience as a franchisor, we believe that a significant majority of our licenses sold will convert into operating studios. Accordingly, we have the potential to substantially increase our studio base through our existing licenses sold, providing us high visibility into our unit growth and further increasing our already significant scale within the boutique fitness industry.

Proven and experienced management team with an entrepreneurial culture.

Our strategic vision and entrepreneurial culture are driven by our highly experienced management team, led by our Chief Executive Officer and founder, Anthony Geisler. Mr. Geisler has direct experience scaling franchised fitness brands, having previously served as the Chief Executive Officer of LA Boxing, and has worked with many members of our leadership team for several years. Our Brand Presidents are key members of our leadership team and act as the driving force behind their respective brands. Collectively, our management team fosters an entrepreneurial culture and mentality that resonate with franchisees. The strength of our management team is illustrated by the growth of the business and the recent honors that we and our brands have received, with four brands (Club Pilates, Pure Barre, CycleBar and StretchLab) each being listed among Entrepreneur’s 2022 Franchise 500 rankings. Our leadership team has significant experience scaling franchised fitness brands and has created a culture designed to enable our future success.

Our Growth Strategies

We believe we are well-positioned to capitalize on multiple opportunities to drive the long-term growth of our business:

Grow our franchised studio base across all brands in North America.

We have the opportunity to meaningfully expand our franchised studio footprint in North America by leveraging our multiple brands and verticals, as well as our proven portability across regions and demographics.

We have grown our franchised studio footprint in North America from 813 open studios across 47 U.S. states, the District of Columbia and Canada as of December 31, 2017 to 1,954 open studios across 48 U.S. states, the District of Columbia and Canada as of December 31, 2021, on an adjusted basis to reflect historical information of the brands we have acquired, representing a CAGR of 25%. As of December 31, 2021, we had 1,556 franchisees and licenses for 1,806 studios contractually obligated to be opened under existing franchise agreements in North America. We sold 787 licenses in 2021 compared to 265 licenses in 2020 and 923 licenses in 2019 in North America. While we experienced delays in new studio openings in 2020 and 2021 due to the COVID-19 pandemic, we have continued opening studios throughout the COVID-19 pandemic and franchisees have opened 426 studios in North America from April 2020 through December 2021. Our track-record of successful expansion demonstrates that the experience and value offered by our brands resonate with consumers across geographies, including urban and suburban markets, ages and income levels. Our small box format and multi-brand model have enabled us to scale rapidly, as franchisees have the ability to open studios across multiple brands adjacent or in close proximity to each other, creating cross-selling opportunities and providing consumers with greater optionality. As we scale, we expect to attract multi-studio franchisees to help us accelerate our pace of growth. Based on our internal and third-party analyses by Buxton Company, franchisees could have a total of approximately 6,900 studios in the United States alone, prior to the acquisition of BFT. While no formal analysis has been conducted to assess the incremental studio opportunity attributable to BFT, Buxton expects that the addition of BFT will add approximately 1,000 more independent studio opportunities to our United States whitespace provided that we and BFT continue to operate in a manner consistent with the rest of our brands. This estimate represents the number of potential studio locations in the United States that exists in 2021 based on the criteria we consider for franchise license locations, such as customer profiles, trade area analyses and brand performance. Franchisees provide the capital to open each studio location and we provide ongoing support.

We also continue to grow our presence in North America through strategic brand partnerships. In November 2021, we entered into a Master Facility Development Agreement with the operators of the LA Fitness and City Sports Club Brands. This partnership allows us the exclusive rights to grant franchise licenses to franchisees within LA Fitness and City Sports Club’s 500 locations. We’ve committed to offering 350 franchise licenses within LA Fitness and City Sports Club locations over the next five years. Development is already underway, with the first few locations having opened in early 2022.

Drive system-wide same store sales and grow AUV.

We believe we can help franchisees grow same store sales and AUVs by acquiring new consumers, increasing membership penetration, driving increased spend from consumers and expanding ancillary revenue streams through our franchised studios.

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Acquiring new consumers: We expect to grow our consumer reach through a variety of targeted marketing campaigns at both the brand and franchisee levels to increase brand awareness and drive studio traffic.

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Increasing membership penetration: We expect franchisees to convert new and occasional consumers into committed, long-term members by delivering consistent, effective workout experiences across our franchised studios. We intend to continue to utilize insights from our consumer management dashboard to refine our sales strategy and offer a variety of flexible membership options to attract consumers at different engagement levels and price points, including our existing four, eight and unlimited classes per month recurring membership options. Excluding StretchLab, the average price per class for the consumer ranges from $12 to $25.

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Driving increased spend from consumers: We expect to increase spend from consumers by utilizing dynamic pricing tiers across markets and brands, up-tiering memberships, cross-selling memberships across our brands, driving further digital penetration and enhancing our membership engagement. We work closely with franchisees to optimize membership offerings based on local consumer demand, demographics and other market factors in order to maximize our share of wallet.

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Utilize XPASS to enhance consumer experience and engagement and more effectively cross-sell our brands: We implemented XPASS in 2021, a membership option that offers our consumers access to multiple brands across the Xponential portfolio under a single monthly membership. XPASS works through a tiered pricing system where consumers pay a given amount for a set number of points. We believe that XPASS will enable us to continue to attract and retain consumers that are seeking greater variety in their boutique workouts and that we are able to leverage XPASS to introduce consumers to new brands and verticals within our platform. XPASS offers five monthly subscription options designed to suit different consumer preferences. Subscription plans range from $19 to $249 to enjoy between 1 and 20 classes per month. The most popular subscription plan is $99 to enjoy up to seven classes per month. XPASS is designed to optimize inventory for classes at our franchisees’ studios through dynamic pricing and assisting in filling open spaces in classes. Franchisees receive approximately 70% of the subscription fee from XPASS and we receive 30% of the subscription fee. XPASS currently includes all brands other than BFT.

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Attract and retain consumers through our XPLUS digital platform: We believe there is an opportunity to further capitalize on growing consumer demand for digital and at-home fitness solutions by enhancing system-wide capabilities that complement our in-studio offerings. Our digital platform consists of a library of branded content that we make available to our consumers across our online and mobile platforms for a monthly fee of $19 for individual brand access and $29 for access to all brands. As of December 31, 2021, we had over 55,000 total users on our digital platform, XPLUS, and we offered over 2,800 digital workouts in our content library. In addition to increasing engagement and retention with our existing in-studio members, our digital platform programs enable us and franchisees to reach new consumers and generate incremental revenues without increasing overhead costs. This enables our brands to deliver high-quality fitness content and maintain strong levels of member engagement, even when studios are closed. Our proprietary mobile app also allows us to control the user experience. Over 90% of class bookings in studios were done via our proprietary mobile app in the 90 days ending December 31, 2021. Using the experience, knowledge and data we gathered in 2021 and 2020, we are planning to further enhance our production studio, increase production talent and upgrade our content to more closely resemble the in-studio experience at home, so members can experience our brands at any time. Our digital platform offering currently includes all brands other than BFT. Our new XPLUS digital platform is expected to significantly enhance our member experience and further increase our brands’ reach, accessibility and subscriber engagement.

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Expanding additional revenue streams within our franchised studios: We believe we have the opportunity to increase consumer spending at our franchised studios by expanding our offering of branded and third-party retail products across apparel and other health and wellness categories. During government-mandated studio closures due to the COVID-19 pandemic, franchisees were able to generate revenue in part through retail sales, including the sale of at-home fitness equipment such as exercise balls and weights. We expect that franchisees will be able to continue to leverage this revenue stream in the future as some consumers may continue to make at-home fitness a complementary component of their health and wellness regimens.

Expand operating margins.

We have built our franchised boutique fitness platform across verticals through a series of acquisitions, investments in our brands, corporate infrastructure and leadership team. We expect to realize improved operating leverage and increase operating margins over time as we continue to expand our franchised studio base and leverage our shared services and platform. Additionally, we expect royalties to become a greater percentage of our revenue mix as we continue to open new studios over time. Royalties represent a high margin revenue stream, and we expect an increase in royalties as a percentage of sales to lead to increased operating margins. We have demonstrated our ability to expand our adjusted EBITDA margin, growing margins from 12.8% in 2019 to 17.6% in 2021. Our business model provides us with highly predictable and recurring revenue streams, attractive margins and minimal capital requirements, resulting in the ability to invest in future growth initiatives.

Grow our brands and studio footprint internationally.

We believe there is significant opportunity for further international growth, underscored by our track-record of successful expansion across a diverse array of North American markets and our recent expansion into multiple international markets, including the 2021 acquisition of BFT.

We are focused on expanding into territories with attractive demographics, including household income, level of education and fitness participation. We have developed strong relationships and executed master franchise agreements with master franchisees to propel our international growth. These master franchise agreements obligate master franchisees to arrange the sale of licenses to franchisees in one or more countries outside North America. As of December 31, 2021, we had 176 studios open internationally across Australia, New Zealand, Singapore, Saudi Arabia, Japan, Spain, the Dominican Republic and South Korea. Master franchisees were contractually obligated to sell licenses to franchisees to open an additional 956 studios in ten countries, of which master franchisees have sold 184 licenses for studios not yet opened as of December 31, 2021.

Risk Factors

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. These risks are discussed more fully in the section titled “Risk Factors” in this prospectus and the section titled “Risk Factors” in our 2021 Form 10-K, which is incorporated by reference in this prospectus and include:

•	Our business and results of operations were impacted by the ongoing COVID-19 pandemic.
•	Shifts in consumer behavior may materially adversely impact our business.
•	We have a limited operating history.
•	Our financial results are affected by financial results of master franchisees and franchisees.
•	We may not be able to successfully implement our growth strategy.
•	The number of new studios that actually open in the future may differ materially from the number of studio licenses sold to potential, existing and new franchisees.
•	Our success depends substantially on our ability to maintain the value and reputation of our brands.
•	Our expansion into new markets may present increased risks due to our unfamiliarity with those markets.
•	Our expansion into international markets exposes us to a number of risks.
•	We have incurred operating losses in the past and may not achieve or maintain profitability in the future.
•	If we or master franchisees fail to identify, recruit and contract with a sufficient number of qualified franchisees, our ability to open new studios could be materially adversely affected.
•	Franchisees may incur rising costs related to the construction of new studios.
•	Franchisees may not be able to identify and secure suitable sites for new studios.
•	Opening new studios in close proximity to existing studios may negatively impact existing studios’ revenue and profitability.
•	New brands or services that we launch in the future may not be as successful as we anticipate.
•	Franchisees could take actions that harm our business.
•	Franchisees may not successfully execute our suggested best practices, which could harm our business.
•	Our investments in underperforming studios may be unsuccessful.
•	Disruptions in the availability of financing for current or prospective franchisees could adversely affect our business, results of operations, cash flows and financial condition.
•	Franchisees may be unable to attract and retain customers.
•	We may not be able to anticipate and satisfy consumer preferences and shifting views of health and fitness.
•	Our planned growth could place strains on our management, employees, information systems and internal controls, which may adversely impact our business.
•	Our business is subject to various laws and regulations and changes in such laws and regulations.
•	We currently are, and may in the future be, subject to legal proceedings, regulatory disputes and governmental inquiries.
•	We, master franchisees and franchisees could be subject to claims related to health and safety risks to customers that arise while at our and franchisees’ studios.
•	We rely heavily on information systems provided by a single provider.
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If we, master franchisees, franchisees or ClubReady fail to properly maintain the confidentiality and integrity of our customer personal data, we can be subject to costly litigation and damaged reputation.

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Failure by us, master franchisees, franchisees or third-party service providers to comply with existing or future data privacy laws and regulations could have a material adverse effect on our business.

•	Changes in legislation or requirements related to electronic funds transfer may adversely impact our business operations.
•	We and franchisees are subject to risks related to Automated Clearing House, credit card, debit card and gift card payments we accept.
•	We depend on a limited number of suppliers for certain equipment, services and products.
•	Our intellectual property rights, including trademarks and trade names, may be infringed, misappropriated or challenged by others.

•	We may not be able to secure music licenses or to comply with the terms and conditions of such licenses, which may lead to third-party claims or lawsuits against us and/or franchisees.
•	Our quarterly results of operations and other operating metrics may fluctuate from quarter to quarter.
•	Use of social media may adversely impact our reputation or subject us to fines or other penalties.
•	We may require additional capital to support business growth and objectives.
•	We may engage in merger and acquisition activities, which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our results of operations.
•	Our retail products may be unacceptable to us or franchisees’ customers.
•	Failure to comply with anti-corruption and anti-money laundering laws or similar laws and regulations could subject us to penalties and other adverse consequences.
•	If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
•	Goodwill and indefinite-lived intangible assets are a material component of our balance sheet and impairments of these assets could have a significant impact on our results.
•	Franchisees may be unable to obtain forgiveness of Paycheck Protection Plan loans under the CARES Act.
•	Our substantial indebtedness could adversely affect our financial condition and limit our ability to pursue our growth strategy.
•	Our failure to satisfy the covenants in our credit agreement may result in events of default.
•	Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations.
•	We may not be able to maintain required regulatory licenses and permits.
•	Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.
•	The terms of our convertible preferred stock have provisions that could result in a change of control of our board of directors in the case of an event of default by us.
•	Our convertible preferred stock impacts our ability to pay dividends on our Class A common stock and imposes certain negative covenants on us.
•	Our convertible preferred stock ranks senior to our Class A common stock.
•	We are a holding company, and depend upon distributions from our subsidiary, Xponential Holdings LLC, to pay dividends, if any, and taxes, make payments under the TRA and pay other expenses.
•	In certain circumstances, Xponential Holdings LLC will be required to make substantial distributions to us and the other holders of limited liability company units.
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Upon completion of this offering, we will cease to be a controlled company within the meaning of the NYSE listing rules and accordingly, we will, subject to certain transition periods permitted by the NYSE listing rules, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies.

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Our directors, executive officers and the entities affiliated with our directors and executive officers control a substantial percentage of our voting capital stock, and their interests may conflict with ours or yours in the future.

•	We will be required to pay the TRA parties for certain tax benefits we may receive, and the amounts we may pay could be significant.
•	Our major stockholders may pursue corporate opportunities that could present conflicts with our and our minority stockholders’ interests.
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We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

•	Failure to maintain effective internal control over financial reporting may have an adverse effect on our financial condition and stock price.
•	Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.
•	A sale of a portion of our total outstanding shares could cause the market price of our Class A common stock to drop significantly.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion (as adjusted for inflation from time to time pursuant to the rules of the Securities and Exchange Commission (the “SEC”)) in annual gross revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

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we are exempt from the requirement to obtain an attestation report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), for up to five years or until we no longer qualify as an emerging growth company;

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we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

In this prospectus we have elected to take advantage of the reduced disclosure requirements relating to executive compensation, and in the future we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenue of $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or more, (ii) December 31, 2026, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Corporate Information

Xponential Fitness LLC was founded in August 2017 and Xponential Fitness, Inc. was incorporated in the State of Delaware on January 14, 2020. Xponential Fitness LLC became a wholly owned subsidiary of Xponential Holdings LLC on February 24, 2020. Our principal executive offices are located at 17877 Von Karman Ave, Suite 100, Irvine, CA, 92614 and our telephone number is (949) 346-3000. Our website is located at www.xponential.com. Our website and the information contained therein or connected thereto, or accessible therefrom, is not incorporated into this prospectus or the registration statement of which it forms a part.

THE OFFERING

Class A common stock offered by the selling stockholders	4,500,000 shares (or 5,175,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock to be outstanding after this offering	26,405,292 shares (or 26,756,900 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full). If all outstanding LLC Units held by the Continuing Pre-IPO LLC Members (as defined herein) were redeemed or exchanged for newly issued shares of Class A common stock on a one-for-one basis, 46,892,468 shares of Class A common stock.

Class B common stock to be outstanding after this offering	20,487,176 shares (or 20,135,568 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Voting power held by holders of Class A common stock after giving effect to this offering	43% (or 44% if the underwriters also exercise their right to purchase additional shares of Class A common stock in full).

Voting power held by holders of Class B common stock after giving effect to this offering	34% (or 33% if the underwriters exercise their right to purchase additional shares of Class A common stock in full) (or 0% if all outstanding LLC Units held by the Continuing Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly issued shares of Class A common stock).

Voting rights	Each share of Class A common stock and Class B common stock (collectively, our “common stock”) entitles its holder to one vote per share.

Our Class A common stock, Class B common stock and Series A preferred stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of our Class A common stock.

Redemption rights of the holders of LLC Units

Under the Amended LLC Agreement (as defined herein), holders of LLC Units (other than us) have the right (subject to the terms of the Amended LLC Agreement) to require Xponential Holdings LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment determined in accordance with the terms of the Amended LLC Agreement, provided the cash payment is funded from the net proceeds from a substantially contemporaneous offering of Class A common stock in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request from a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Party Transactions—Amended LLC Agreement.”

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

NYSE symbol	“XPOF”

Prior to the completion of this offering, the Continuing Pre-IPO LLC Members controlled a majority of the combined voting power of our Class A and Class B Common Stock and therefore we were a “controlled company” within the meaning of the rules of the NYSE listing rules. Upon completion of this offering, we will cease to be a controlled company within the meaning of the NYSE listing rules and accordingly, we will, subject to certain transition periods permitted by the NYSE listing rules, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies.

The number of shares of our Class A common stock that will be outstanding after this offering is based on 24,061,242 shares of Class A common stock outstanding as of February 28, 2022, and excludes:

•	up to 13,888,889 shares of our Class A common stock issuable upon the conversion of the Series A convertible preferred stock and Series A-1 convertible preferred stock (the “Convertible Preferred”);

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20,487,176 shares of Class A common stock reserved for issuance upon the redemption or exchange of 20,487,176 LLC Units held by the Continuing Pre-IPO LLC Members after the completion of this offering;

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up to 2,024,445 shares of Class A common stock issued to the sellers of Rumble that would vest in the event our Class A common stock has a weighted average market value of at least $61.90 per share for a defined period of time;

•	up to 1,101,447 shares of Class A common stock issuable upon the settlement of restricted stock units outstanding as of February 28, 2022;

•	up to 1,228,389 shares of Class A common stock issuable upon the settlement of outstanding restricted stock units granted subsequent to February 28, 2022;

•	3,415,671 shares of Class A common stock that may be granted under our 2021 Omnibus Incentive Plan (the “2021 Plan”). Our 2021 Plan provides for annual automatic increases in the number of shares of Class A common stock reserved thereunder. See “Executive Compensation—2021 Omnibus Incentive Plan”; and

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1,251,122 shares of Class A common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”). Our ESPP provides for annual automatic increases in the number of shares of Class A common stock reserved thereunder. See “Executive Compensation—2021 Employee Stock Purchase Plan” for additional information.

The number of shares of our Class B common stock that will be outstanding after this offering is based on 22,831,226 shares of Class B common stock outstanding as of February 28, 2022, and excludes:

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up to 1,934,032 shares of Class B common stock that would be issued to certain of our executive officers, other employees and directors in the event that their LLC Units vest as a result of our Class A common stock trading above $19.03 per share for a defined period of time, and up to 48,305 shares of Class B common stock that would be issued upon vesting of LLC Units during various time periods through August 2024.

Unless otherwise indicated, all information in this prospectus assumes the underwriters do not exercise their option to purchase up to 675,000 additional shares of Class A common stock.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following sets forth summary consolidated financial and other data of Xponential Fitness, Inc., a holding company with its principal asset being a controlling ownership interest in Xponential Fitness LLC through its ownership interest in Xponential Holdings LLC. As the sole managing member of Xponential Fitness LLC, Xponential Fitness, Inc. operates and controls all of the business and affairs of Xponential Fitness LLC. Xponential Fitness, Inc. consolidates the financial results of Xponential Fitness LLC and Xponential Holdings LLC, and a portion of its net income (loss) is allocated to the noncontrolling interest to reflect the entitlement of the Continuing Pre-IPO LLC Members to a portion of Xponential Holdings LLC’s net income or loss. Information for any period prior to July 23, 2021 relates to Xponential Fitness LLC.

The summary consolidated statement of operations data for the years ended December 31, 2019, 2020 and 2021 and the summary consolidated balance sheet data as of December 31, 2020 and 2021 are derived from our audited consolidated financial statements and related notes thereto that are incorporated by reference in this prospectus.

The results indicated below are not necessarily indicative of the results to be expected in the future and should be read in conjunction with and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in our 2021 Form 10-K, which is incorporated by reference into this prospectus.

	Years Ended December 31,
	2019	2020	2021
	($ in thousands)
Consolidated Statement of Operations Data
Revenue, net:
Franchise revenue	$47,364	$48,056	$74,459
Equipment revenue	40,012	20,642	22,583
Merchandise revenue	22,215	16,648	20,140
Franchise marketing fund revenue	8,648	7,448	13,623
Other service revenue	10,891	13,798	24,274

Total revenue, net	129,130	106,592	155,079
Operating costs and expenses:
Costs of product revenue	41,432	25,727	28,550
Costs of franchise and service revenue	5,703	8,392	12,716
Selling, general and administrative expenses	80,495	60,917	94,798
Depreciation and amortization	6,386	7,651	10,172
Marketing fund expense	8,217	7,101	13,044
Acquisition and transaction expenses (income)	7,948	(10,990)	26,618

Total operating costs and expenses	150,181	98,798	185,898

Operating (loss) income	(21,051)	7,794	(30,819)
Other expense (income):
Interest income	(168)	(345)	(1,164)
Interest expense	16,087	21,410	24,709
Gain on debt extinguishment	—	—	(3,707)

Total other expense	15,919	21,065	19,838

Loss before income taxes	(36,970)	(13,271)	(50,657)
Income taxes	164	369	783

Net loss	(37,134)	(13,640)	(51,440)
Less: Net loss attributable to noncontrolling interests	—	—	(32,611)

Net loss attributable to Xponential Fitness, Inc.	$(37,134)	$(13,640)	$(18,829)

(in thousands)	As of December 31, 2020	As of December 31, 2021
Consolidated Balance Sheet Data
Cash, cash equivalents and restricted cash	$11,299	$21,320
Total assets	322,838	415,544
Total debt(1)	189,840	134,183
Total member’s equity/stockholders’ equity (deficit)	4,749	(210,469)

(1)

Includes long-term debt, notes payable and present value of amounts due under settlement agreements, but excludes contingent consideration and deferred loan costs. Amounts due under settlement agreements were $2.0 million and $0 as of December 31, 2020 and December 31, 2021, respectively. These amounts are recorded on our consolidated balance sheet as accrued expenses at December 31, 2020.

	Years Ended December 31
	2019	2020	2021
	($ in thousands)
Key Performance Indicators(1)
System-wide sales	$560,410	$442,732	$709,657
Number of new studio openings globally	428	286	334
Number of studios operating globally (cumulative total as of period end)	1,510	1,796	2,130
Number of licenses sold globally (cumulative total as of period end)	3,119	3,469	4,424
Number of licenses contractually obligated to open internationally (cumulative total as of period end)	544	686	956
AUV (LTM as of period end)	$449	$283	$394
AUV (fourth quarter run-rate)(2)	$477	$287	$446
Same store sales	9%	(34%)	41%
Adjusted EBITDA(3)	$16,474	$9,807	$27,323

(1)

See “Basis of Presentation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” included in our 2021 Form 10-K for the definition of and additional information about these metrics. All key performance indicators, except adjusted EBITDA, are presented on an adjusted basis to reflect historical information of the brands we acquired and therefore includes time periods during which certain of the brands were operated by our predecessors. We acquired Rumble in March 2021 and BFT in October 2021.

(2)	Quarterly run-rate AUV is calculated as the quarterly AUV multiplied by four, for North American studios that are at least 6 months old at the beginning of the respective quarter.

(3)

We define adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation, acquisition and transaction expenses (income) (including change in contingent consideration), management fees and expenses (that were discontinued after July 2021), integration and related expenses, litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), employee retention credit (a tax credit for retaining employees throughout the COVID-19 pandemic) and expense related to the remeasurement of our TRA obligation that we do not believe reflect our underlying business performance and affect comparability. EBITDA and adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included in our 2021 Form 10-K.

The following table presents a reconciliation of adjusted EBITDA to net loss and of adjusted EBITDA margin to net loss margin, the most directly comparable financial measure calculated in accordance with GAAP, respectively, for the years ended December 31, 2019, 2020 and 2021.

	Years Ended December 31,
	2019	2020	2021
	($ in thousands)
Net loss	$(37,134)	$(13,640)	$(51,440)
Interest expense, net	15,919	21,065	23,545
Income taxes	164	369	783
Depreciation and amortization	6,386	7,651	10,172

EBITDA	(14,665)	15,445	(16,940)
Equity-based compensation	2,064	1,751	9,699
Acquisition and transaction expenses (income)	7,948	(10,990)	26,618
Management fees and expenses	557	795	462
Integration and related expenses	15,022	386	—
Litigation expenses	5,548	2,420	8,312
Employee retention credit	—	—	(2,269)
TRA remeasurement	—	—	1,441

Adjusted EBITDA	$16,474	$9,807	$27,323

Revenue	129,130	106,592	155,079
Net loss margin(1)	(28.8)%	(12.8)%	(33.2)%
Adjusted EBITDA margin(2)	12.8%	9.2%	17.6%

(1)	Net loss margin represents net loss divided by revenue.
(2)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus or incorporated by reference herein, including the section titled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference herein from our 2021 Form 10-K before deciding to invest in our Class A common stock. The risks described below and incorporated by reference herein are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, results of operations, cash flows and financial condition. In that event, the market price of our Class A common stock could decline, and you could lose all or part of your investment. Please also see the sections titled “Special Note Regarding Forward-Looking Statements” and “Market and Industry Data” in this prospectus.

Risks Related to Our Class A Common Stock and this Offering

Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may deter third parties from acquiring us and diminish the value of our Class A common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for, among other things:

•	a classified board of directors with staggered three-year terms;

•

the ability of our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change in control;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings;

•	certain limitations on convening special stockholder meetings; and

•

certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws that may be amended only by the affirmative vote of the holders of at least two-thirds in voting power of all outstanding shares of our stock entitled to vote thereon, voting together as a single class.

In addition, while we have opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the votes of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors. Our amended and restated certificate of incorporation provides that H&W Franchise Holdings, LLC, their respective affiliates and any of their respective direct or indirect designated transferees (other than in certain market transfers and gifts) and any group of which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

These provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our board of directors and take other corporate actions.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States as the sole and exclusive forums for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or trustees to us or our stockholders; (iii) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The foregoing provision will not apply to claims arising under the Securities Act of 1933, as amended, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. If any court of competent jurisdiction were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, results of operations, cash flows and financial condition.

Upon completion of this offering, we will cease to be a controlled company within the meaning of the NYSE listing rules and accordingly, we will, subject to certain transition periods permitted by the NYSE listing rules, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies.

Upon the completion of this offering, certain Continuing Pre-IPO LLC Members will cease to own a majority of the combined voting power of our Class A and Class B common stock. Accordingly, we will cease to be a controlled company within the meaning of the NYSE listing rules and we will, subject to certain transition periods permitted by the NYSE listing rules, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies. As a result, we will be required to have at least one independent director on each of our Nominating and Corporate Governance Committee and Human Capital Management Committee upon completion of this offering, at least a majority of independent directors on those committees within 90 days after the completion of this offering, and fully independent Nominating and Corporate Governance Committee and Human Capital Management Committee within one year after the completion of this offering. We will also be required to have a majority independent board of directors within one year after the completion of this offering and to perform an annual performance evaluation of our Nominating and Corporate Governance Committee and Human Capital Management Committee. Prior to this offering, our board of directors has determined that two of the four members of our board of directors are independent for purposes of the NYSE corporate governance standards and one of the two members of our Nominating and Corporate Governance committee, one of the two members of our Human Capital Management Committee and two of the three members of our Audit Committee meet the independence standards of the NYSE and the SEC applicable to such committee members. To the extent we rely, during our controlled company transition period, on any of the exemptions from corporate governance requirements that are available to controlled companies, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance standards.

Our directors, executive officers and the entities affiliated with our directors and executive officers control a substantial percentage of our voting capital stock, and their interests may conflict with ours or yours in the future.

Immediately following this offering, our directors, executive officers and the entities affiliated with our directors and executive officers will control approximately 46% of the combined voting power of our Class A and Class B common stock (or approximately 45% of the combined voting power of our Class A and Class B common stock if the underwriters’ option to purchase additional shares is exercised in full). Even though we will no longer be a controlled company following this offering, if the ownership and voting power of our stock remains highly concentrated, certain of our directors, executive officers and the entities affiliated with our directors and executive officers may be able to control our decisions, including matters requiring approval by our stockholders (such as the election of directors and the approval of mergers or other extraordinary transactions), regardless of whether or not other stockholders believe that the transaction is in their own best interests. Such concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

These holders’ interests may not be fully aligned with yours, which could lead to actions that are not in your best interests. Because a majority of the economic interests in our business held by our directors, executive officers and the entities affiliated with our directors and executive officers are held through Xponential Holdings LLC rather than through Xponential Fitness, Inc., they may have conflicting interests with holders of shares of our Class A common stock. For example, certain of our directors, executive officers and the entities affiliated with our directors and executive officers who are Continuing Pre-IPO LLC Members may have a different tax position from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the TRA that we entered into in connection with our IPO, and whether and when we should undergo certain changes of control within the meaning of the TRA or terminate the TRA. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” In addition, these holders’ significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price.

Directors, officers, stockholders and affiliates of the Preferred Investors and Snapdragon Capital Partners may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.

Directors, officers, stockholders and affiliates of the Preferred Investors and Snapdragon Capital Partners, an affiliate of Mr. Grabowski, a member of our board of directors, may hold (and may from time to time in the future acquire) interests in or provide advice to businesses that may directly or indirectly compete with our business. They may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will not apply to directors, officers, stockholders and affiliates of the Preferred Investors and Snapdragon Capital Partners.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict whether our reliance on these exemptions will result in investors finding our Class A common stock less attractive. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our Class A common stock price may be more volatile.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a publicly traded company, we are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements is time-consuming and causes us to incur increased costs and could have a negative effect on our results of operations, financial condition or business.

As a public company, we are subject to the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the rules of the NYSE. Compliance with these requirements places a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. To implement, maintain and improve the effectiveness of our disclosure controls and procedures, we have committed significant resources, hired additional staff and provided additional management oversight. We have implemented additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also requires us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

As an “emerging growth company” as defined in the JOBS Act, we take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS Act.

When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Our failure to establish and maintain effective internal controls over financial reporting could have a material adverse effect on our business and stock price.

As a public company, we are subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal controls over financial reporting. In addition, as a public company, we will be required to document and test our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal controls over financial reporting. Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires that beginning with our second annual report following our IPO, management assess and report annually on the effectiveness of our internal controls over financial reporting and identify any material weaknesses in our internal controls over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act (“Section 404(b)”) requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal controls over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) until such time as we are no longer an “emerging growth company.” In order to comply with these rules, we expect to incur additional expenses and devote increased management effort.

In connection with the audit of our consolidated financial statements, we identified certain material weaknesses in our internal control over financial reporting for the years ended December 31, 2020 and 2019. The material weaknesses that we identified related to inadequate or missing (i) anti-fraud programs and controls, (ii) controls for the review of financial information and related disclosures in our annual reports, (iii) competent accounting resources and formalized policies to timely identify and correct misstatements related to improper application of GAAP, (iv) controls over data provided by finance and operations personnel, (v) controls over account reconciliation processes that resulted in certain restatements of prior period results, (vi) account analysis and transaction level controls and (vii) general information technology controls and controls over information provided by third-party service providers. Such material weaknesses have since been remediated as of December 31, 2021. However, there can be no assurance that material weaknesses or significant deficiencies will not occur in the future and that we will be able to remediate such weaknesses or deficiencies in a timely manner. If we fail to remediate any future material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of Class A common stock, Class B common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

A portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. Following the consummation of this offering, we, our executive officers, directors and the selling stockholders will be subject to a 90-day lock-up period provided under lock-up agreements executed in connection with this offering. See “Underwriting.” All of these shares will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by the representatives on behalf of the underwriters. In addition, the Continuing Pre-IPO LLC Members have certain demand registration rights that could require us in the future to file registration statements in connection with sales of our stock by them. Such sales could be significant. Once we register these shares, they can be freely sold in the public market upon issuance. As restrictions on resale end, the market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our Class A common stock adversely, our stock price and trading volume could decline.

The trading market for our Class A common stock is and will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our Class A common stock or describe us or our business in a negative manner, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our Class A common stock to decline. In addition, if we fail to meet the expectations and forecasts for our business provided by securities analysts, the price of our Class A common stock could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are contained principally in the sections captioned “Prospectus Summary” and “Risk Factors” in this prospectus and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our 2021 Form 10-K, which is incorporated by reference in this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under “Risk Factors” herein and in our 2021 Form 10-K. You should specifically consider the numerous risks outlined under “Risk Factors” herein and in our 2021 Form 10-K.

Although we believe the expectations reflected in the forward-looking statements in this prospectus are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

ORGANIZATIONAL STRUCTURE

Structure Prior to the Reorganization Transactions

We conduct our business through Xponential Fitness LLC and its subsidiaries. Xponential Fitness LLC is a wholly owned subsidiary of Xponential Holdings LLC. Xponential Fitness, Inc. is a holding company and its sole material asset is a controlling ownership interest in Xponential Fitness LLC through its ownership interest in Xponential Holdings LLC. Xponential Fitness, Inc. was incorporated as a Delaware corporation on January 14, 2020.

The following diagram depicts our organizational structure immediately prior to the Reorganization Transactions and our IPO. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

Prior to the consummation of the Reorganization Transactions, H&W Franchise Intermediate Holdings LLC (“H&W Intermediate”), merged with and into H&W Franchise Holdings LLC (“H&W Franchise Holdings”), which in turn merged with and into Xponential Holdings LLC, which survived the merger and simultaneously amended and restated its limited liability company agreement to among other things, appoint us as managing member and reclassify its outstanding membership interests as non-voting liability company units

(the “LLC Units”) (other than the Class A-5 Units held by certain Continuing Pre-IPO LLC Members, which were redeemed in the Class A-5 Unit Redemption (the “Class A-5 Unit Redemption”)) and authorize a class of mirror preferred units (the “Preferred Units”), which Xponential Holdings LLC issued to us in consideration for contribution of the proceeds we received from the issuance of our Convertible Preferred. Xponential Holdings LLC also effected a unit split to optimize the capital structure to facilitate our IPO. We refer to the limited liability company agreement of Xponential Holdings LLC, as the “Amended LLC Agreement.” After these transactions and prior to the consummation of the Reorganization Transactions and the completion of our IPO, all of Xponential Holdings LLC’s outstanding equity interests were owned by the following persons (collectively, the “Pre-IPO LLC Members”):

•	H&W Investco, LP and H&W Investco Blocker II LP, each of which is controlled by Mr. Grabowski, a member of our board of directors;

•	LAG Fit, Inc., which is beneficially owned by Mr. Geisler, our Chief Executive Officer and founder;

•	LCAT Franchise Fitness Holdings, Inc. (“LCAT”), which is an affiliate of Mr. Magliacano, a former member of our board of directors;

•	Rumble Holdings LLC; and

•	Certain other direct or indirect former equity holders in H&W Franchise Holdings.

The Reorganization Transactions

In connection with our IPO, we entered into the following series of transactions, which we collectively refer to as the “Reorganization Transactions.” We refer to the Pre-IPO LLC Members who retained their equity ownership in Xponential Holdings LLC in the form of LLC Units immediately following the consummation of the Reorganization Transactions as “Continuing Pre-IPO LLC Members.” LCAT is not considered a Continuing Pre-IPO LLC Member.

Because we manage and operate the business and control the strategic decisions and day-to-day operations of Xponential Fitness LLC through our ownership of Xponential Holdings LLC and because we also have a substantial financial interest in Xponential Fitness LLC through our ownership of Xponential Holdings LLC, we consolidate the financial results of Xponential Fitness LLC and Xponential Holdings LLC, and a portion of our net income is allocated to the noncontrolling interest to reflect the entitlement of the Continuing Pre-IPO LLC Members to a portion of Xponential Holdings LLC’s net income. In addition, because Xponential Holdings LLC was under the common control of the Continuing Pre-IPO LLC Members before and after the Reorganization Transactions, we are accounting for the Reorganization Transactions as a reorganization of entities under common control and measuring the interests of the Pre-IPO LLC Members in the assets and liabilities of Xponential Holdings LLC at their carrying amounts as of the date of the completion of the consummation of the Reorganization Transactions.

Our amended and restated certificate of incorporation authorizes the issuance of two classes of common stock, Class A common stock and Class B common stock, the Convertible Preferred Stock and Preferred Stock. Each share of common stock entitles its holder to one vote per share on all matters submitted to a vote of our stockholders.

Prior to the completion of our IPO, we acquired, directly and indirectly, LLC Units through (i) the contribution of LLC Units by H&W Investco, LP and Lag Fit, Inc. in exchange for Class A common stock (the “IPO Contribution”) and (ii) the “Mergers,” in which Rumble Holdings LLC and H&W Investco Blocker II, LP (the “Blocker Companies”) were contributed by their owners (the “Blocker Shareholders”) to Xponential Fitness,

Inc. in exchange for Class A common stock, and, in the case of H&W Investco Blocker II, LP a cash payment (the “H&W Cash Merger Consideration”), after which the Blocker Companies immediately merged with and into Xponential Fitness, Inc.

Prior to the completion of our IPO, we issued 200,000 shares of Convertible Preferred to a fund managed by Redwood Capital Management, LLC (the “Preferred Investors”) in exchange for $200 million of cash proceeds.

Each Continuing Pre-IPO LLC Member was issued a number of shares of our Class B common stock in an amount equal to the number of vested LLC Units held by such Continuing Pre-IPO LLC Member at the time of our IPO.

Under the Amended LLC Agreement, holders of LLC Units (other than us), including the Continuing Pre-IPO LLC Members, have the right (subject to the terms of the Amended LLC Agreement) to require Xponential Holdings LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends, reclassifications, and a unit split to optimize the capital structure), provided the cash payment is funded from the net proceeds from a substantially contemporaneous offering of Class A common stock in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request from a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Party Transactions—Amended LLC Agreement.” Except for transfers to us or to certain permitted transferees pursuant to the Amended LLC Agreement, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

We issued 10,000,000 shares of Class A common stock to the public pursuant to our IPO.

We used all of the net proceeds from our IPO, together with the $200 million in proceeds we received from the sale of Convertible Preferred to (i) acquire newly issued Preferred Units and LLC Units, (ii) purchase all of the shares of LCAT from LCAT shareholders and (iii) pay the H&W Cash Merger Consideration. We acquired an additional $9.0 million of LLC Units from an affiliate of Anthony Geisler, our Chief Executive Officer, when underwriters exercised their option to purchase 904,000 additional shares of Class A common stock in connection with our IPO. After our acquisition of LCAT from the LCAT shareholders, LCAT merged with and into Xponential Fitness, Inc., which resulted in Xponential Fitness Inc. directly owning the LLC Units previously held by LCAT. A portion of the LLC Units acquired by us by reason of the purchase of LCAT were recapitalized into Preferred Units in order to ensure that the total number of Preferred Units held by Xponential Fitness, Inc. equals the total number of shares of Convertible Preferred outstanding.

We entered into a Tax Receivable Agreement (the “TRA”), pursuant to which we are required to make payments to the Continuing Pre-IPO LLC Members, the Blocker Shareholders, and any future party to the TRA (the “TRA parties”) in the aggregate generally equal to 85% of the applicable cash savings that we actually realize as a result of certain favorable tax attributes we acquired from the Blocker Companies in the Mergers or that resulted or may result from the IPO Contribution, the Class A-5 Unit Redemption, future taxable redemptions or exchanges of LLC Units by Continuing Pre-IPO LLC Members and certain payments made under the TRA. We will retain the benefit of the remaining 15% of these tax savings.

Effect of the Reorganization Transactions and the IPO

The Reorganization Transactions created a holding company that facilitates public ownership of, and investment in, the Company and are structured in a tax-efficient manner for the Continuing Pre-IPO LLC

Members. The Continuing Pre-IPO LLC Members desire that their investment in the Company maintain its existing tax treatment as a partnership for U.S. federal income tax purposes and, therefore, will continue to hold their ownership interests in Xponential Holdings LLC until such time in the future as they may elect to cause us to redeem or exchange their LLC Units for a corresponding number of shares of our Class A common stock or cash.

The diagram on the following page depicts our current organizational structure. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

We were appointed as the managing member of Xponential Holdings LLC and hold 200,000 Preferred Units and 24,061,242 LLC Units, constituting 62% of the outstanding economic interests in Xponential Holdings LLC as of February 28, 2022.

Holding Company Structure and the Tax Receivable Agreement

We are a holding company and our sole material asset is our ownership interests in Xponential Holdings LLC. The number of LLC Units that we own in the aggregate at any time will equal the aggregate number of outstanding shares of our Class A common stock and the number of Preferred Units we own in the aggregate at any time will equal the aggregate number of outstanding shares of Convertible Preferred. The economic interest represented by each LLC Unit that we own corresponds to one share of our Class A common stock, and the total number of vested LLC Units owned by us and the holders of our Class B common stock at any given time equals the sum of the outstanding shares of all classes of our common stock. We will issue additional shares of Class B common stock to our Continuing Pre-IPO LLC Members when unvested LLC Units vest.

We do not intend to list our Class B common stock on any stock exchange.

We acquired certain favorable tax attributes from the Blocker Companies in the Mergers and in connection with the IPO Contribution and the Class A-5 Unit Redemption. In addition, future taxable redemptions or exchanges by the Continuing Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash, and other transactions described herein are expected to result in favorable tax attributes that will be allocated to us. These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We entered into a TRA, pursuant to which we are required to pay to the TRA parties in the aggregate 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) certain favorable tax attributes we acquired from the Blocker Companies in the Mergers (including net operating losses and the Blocker Companies’ allocable share of existing tax basis), (ii) increases in our allocable share of existing tax basis and tax basis adjustments that resulted or may result from (x) the IPO Contribution and the Class A-5 Unit Redemption, (y) future taxable redemptions and exchanges of LLC Units by Continuing Pre-IPO LLC Members and (z) certain payments made under the TRA, and (iii) deductions in respect of interest under the TRA.

Payments under the TRA will be based on the tax reporting positions we determine, and the IRS or another tax authority may challenge all or part of the existing tax basis, tax basis increases, NOLs or other tax attributes subject to the TRA, and a court could sustain such challenge. The TRA parties will not reimburse us for any payments previously made if such tax basis, NOLs or other tax benefits are subsequently challenged by a tax authority and are ultimately disallowed, except that any excess payments made to a TRA party will be netted against future payments otherwise to be made to such TRA party under the TRA, if any, after our determination of such excess. As a result, in such circumstances we could make future payments under the TRA that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. See “Risk Factors—Risks Related to Our Organizational Structure—We will be required to pay the TRA parties for certain tax benefits we may receive, and the amounts we may pay could be significant” in our 2021 Form 10-K incorporated by reference in this prospectus.

Our obligations under the TRA will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the TRA.

USE OF PROCEEDS

All shares being sold in this offering are being sold by the selling stockholders, and we will not receive any proceeds from the sale of the shares of our Class A common stock, including from any exercise by the underwriters of their option to purchase additional shares from the selling stockholders.

We will not be selling any shares of Class A common stock in this offering, therefore the offering will not result in any dilution of equity ownership to our existing stockholders, and we expect this offering by the selling stockholders will increase the trading liquidity of our Class A common stock in the public market.

DIVIDEND POLICY

Subject to funds being legally available, we intend to cause Xponential Holdings LLC to make pro rata distributions to the holders of LLC Units and us in an amount at least sufficient to allow us and the holders of LLC Units to pay all applicable taxes, to make payments under the TRA and to pay our corporate and other overhead expenses. We will also cause Xponential Holdings LLC to make distributions to us in respect of dividends that will be payable by us to holders of our Convertible Preferred and in respect of our tax liability in respect of the Preferred Units. The declaration and payment of any dividends by us will be at the sole discretion of our board of directors, which may change our dividend policy at any time. Our board of directors will take into account:

•	general economic and business conditions;

•	our financial condition and operating results;

•	our available cash and current and anticipated cash needs;

•	our capital requirements;

•	contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Xponential Holdings LLC) to us; and

•	such other factors as our board of directors may deem relevant.

We are a holding company and have no material assets other than our ownership of Preferred Units and LLC Units in Xponential Holdings LLC. As a consequence, our ability to declare and pay dividends to the holders of our Class A common stock is subject to the ability of Xponential Holdings LLC to provide distributions to us. If Xponential Holdings LLC makes such distributions in respect of the LLC Units, all holders of LLC Units will be entitled to receive equivalent distributions from Xponential Holdings LLC. However, because we must pay taxes, make payments under the TRA and pay our expenses, amounts ultimately distributed as dividends to holders of our Class A common stock are expected to be less than the amounts distributed by Xponential Holdings LLC to holders of our LLC Units on a per share basis. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Assuming Xponential Holdings LLC makes distributions to its members holding LLC Units in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, TRA payments and expenses (any such portion, an “excess distribution”) will be made by our board of directors. Because our board of directors may determine to pay or not pay dividends to our Class A common stockholders, our Class A common stockholders may not necessarily receive dividend distributions relating to excess distributions, even if Xponential Holdings LLC makes such distributions to us. Furthermore, our financing agreement with Wilmington Trust, National Association as administrative agent and collateral agent, and the lenders party thereto (the “Credit Agreement”). prohibits the payment of cash dividends to holders of our Class A common stock and any future credit facilities may similarly prohibit such dividends.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our executive officers as of December 31, 2021:

Name	Age	Position
Anthony Geisler	45	Chief Executive Officer
Ryan Junk	45	Chief Operating Officer
Sarah Luna	35	President
John Meloun	44	Chief Financial Officer
Megan Moen	37	Executive Vice President, Finance

Board of Directors

The following table sets forth information regarding our directors as of December 31, 2021.

Name	Age	Position
Mark Grabowski	45	Chairman
Anthony Geisler	45	Chief Executive Officer, Director
Chelsea Grayson	50	Director
Brenda Morris	56	Director

Executive Officers and Directors

Anthony Geisler is our founder and has served as our Chief Executive Officer and on our board of directors since 2017. In March 2015, Mr. Geisler purchased Club Pilates and served as Chief Executive Officer from 2015 to 2017, creating the platform on which he founded Xponential Fitness LLC. Club Pilates is now a subsidiary of Xponential Fitness LLC. Mr. Geisler holds a B.A. from University of Southern California. We believe Mr. Geisler is qualified to serve on our board of directors because he is a fitness industry veteran with more than 19 years of experience and an accomplished entrepreneur. Furthermore, Mr. Geisler has accumulated extensive perspective, operational insight and expertise as our founder and Chief Executive Officer.

Ryan Junk has served as our Chief Operating Officer since May 2021, and prior to that, served as our Chief Strategy Officer and President for CycleBar since November 2017. From June 2017 to November 2017, Mr. Junk served as Divisional President for UFC Gym, a mixed martial arts fitness company, where he also served as Vice President of Sales from December 2009 to June 2015. From July 2015 to June 2016, Mr. Junk served as Executive Vice President for Capital Fitness Group LLC, a health and fitness club company. Mr. Junk co-founded R.L.J Consulting Group, LLC, a fitness consulting firm, in June 2016.

Sarah Luna has served as our President since January 2021 and served as President of Pure Barre from November 2018 to January 2021. From July 2015 to November 2018, Ms. Luna served in various roles, such as Senior Vice President of Operations and National Sales Director, at Club Pilates. From November 2014 to September 2016, Ms. Luna was a Franchise Business Owner at Jazzercise Inc. From January 2012 to July 2015, Ms. Luna was also the founder of Pilates by Sarah Luna. Prior to this position, Ms. Luna held various roles at companies such as Equinox and Jeunesse Global, which focus on health, wellness and fitness. Ms. Luna holds a B.F.A. in Performance Dance and Biological Sciences from University of California, Irvine and an M.B.A. from Chapman University, The George L. Argyros School of Business and Economics.

John Meloun has served as our Chief Financial Officer since 2018. From March 2015 to July 2018, Mr. Meloun served in executive roles at The Joint Corp, a national operator, manager and franchisor of chiropractic clinics, including as Chief Financial Officer from November 2016 to July 2018. From January 2010 to March 2015, Mr. Meloun served as a Senior Director of Financial Planning and Analysis at the University of Phoenix, where he provided guidance to the Chief Financial Officer and Vice President on financial changes. Mr. Meloun holds both a B.S. and an M.B.A. from Arizona State University.

Megan Moen has served as our Executive Vice President of Finance since July 2017 and has served as the Vice President of Finance for Club Pilates since January 2016. From July 2013 to March 2016, Ms. Moen served as a Senior Director of Valuation and Financial Advisory Services at FTI Consulting, a top global management consulting firm, where she performed business and intangible asset valuations, financial and strategic analysis, forecasting and transaction support. Ms. Moen holds a B.A. from University of California, Los Angeles and an M.B.A. from New York University.

Non-Employee Directors

Mark Grabowski has served as the Chairman of our board of directors since May 2017. Mr. Grabowski is a Managing Partner at Snapdragon Capital Partners, which he founded in 2018, where he focuses on health and wellness as a core vertical of investment. From August 2016 to June 2018, Mr. Grabowski was a partner at TPG Growth, where he oversaw the platform’s consumer investments. From January 2007 to August 2016, Mr. Grabowski was a Managing Director at L Catterton, a middle market consumer-focused private equity firm. Mr. Grabowski has prior private equity experience at AEA Investors and American Capital Strategies. Mr. Grabowski holds an A.B. degree in Economics from Dartmouth College and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Grabowski is qualified to serve on our board of directors because of his extensive business and investment expertise and his knowledge of our company and our industry.

Chelsea Grayson has served on our board of directors since October 2021. Ms. Grayson is an Executive-in-Residence at Wunderkind (formerly BounceX), a leading marketing technologies provider; a member of the Board of Directors of Spark Networks SE, where she also serves on the Audit Committee; a member of the Board of Directors of Goodness Growth Holdings, where she also chairs the Nominating & Corporate Governance Committee and sits on the Audit Committee; a member of the Board of Directors of iHerb (where she is the lead independent director); and the Chairperson of the Board of Directors of Lapmaster Group Holdings. She is also a member of the UCLA Board of Visitors for the English Department and a Board Leadership Fellow and Corporate Governance Fellow with the National Association of Corporate Directors (NACD). Previously, she was the Chief Executive Officer and a board member of True Religion, Inc. (where she chaired the Audit Committee) and the Chief Executive Officer and a board member of American Apparel Inc. Ms. Grayson also previously sat on the Boards of Directors of Sugarfina and Delta Dental. Before joining American Apparel, Ms. Grayson was a partner in the Mergers & Acquisitions practice group of law firm Jones Day. Ms. Grayson received a J.D. from Loyola Law School and a BA from the University of California, Los Angeles. We believe that Ms. Grayson is qualified to serve on our board of directors based on her extensive knowledge and experience in corporate development and mergers and acquisitions, consumer marketing and business operations.

Brenda Morris has served on our board of directors since May 2019. Ms. Morris has over 35 years of experience in finance, accounting and operations roles concentrated in consumer products, food and beverage, retail and wholesale sectors. Ms. Morris is currently a Partner at CSuite Financial Partners, a financial executive services firm, which she joined in November 2015. Ms. Morris currently serves on the boards of directors of Boot Barn Holdings, Inc., Duluth Holdings Inc., Nutrition Topco, a health & wellness company and Audit Committee Chair, Ideal Image Holdings, a chain of medical spas and Audit Committee Chair, and Asarasi Inc, a private sparkling tree water company. From 2016 to 2019, Ms. Morris served as Chief Financial Officer at Apex Parks Group, a privately held operating company of family entertainment centers, water parks and amusement parks. From 2015 to 2016, Ms. Morris served as Senior Vice President, Finance at Hot Topic, Inc., a specialty retailer. From 2013 to 2015, Ms. Morris served as Chief Financial Officer at 5.11 Tactical, a tactical gear and apparel wholesaler and retailer. Ms. Morris holds a B.A. from Pacific Lutheran University and an M.B.A. from Seattle University. We believe Ms. Morris is qualified to serve on our board of directors based on her extensive experience in finance, accounting and executive management and as a member of the board of directors of various companies in the consumer and retail industry.

Loss of Controlled Company Status

Prior to the completion of this offering, the Continuing Pre-IPO LLC Members controlled a majority of the combined voting power of our Class A and Class B Common Stock and therefore we were a “controlled company” within the meaning of the NYSE listing rules. Upon completion of this offering, we will cease to be a controlled company within the meaning of the NYSE listing rules and accordingly, we will, subject to certain transition periods permitted by the NYSE listing rules, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies. We intend to continue to rely on certain exemptions from corporate governance requirements that are available to controlled companies during such transition period.

Board Structure and Compensation of Directors

Our board of directors consists of four directors. Brenda Morris and Chelsea Grayson qualify as independent directors under the corporate governance standards of NYSE.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors.

Directors who are also full-time officers or employees of our company will receive no additional compensation for serving as directors. All other directors receive an annual retainer of $75,000. Additionally, the non-executive board chair also receives an annual fee of $25,000 and the lead director receives an annual fee of $20,000. Each member of the Audit Committee, Nominating and Corporate Governance Committee and Human Capital Management Committee also receives an annual fee of $5,000. The chair of our Audit Committee also receives an annual fee of $15,000 and the chair of our Nominating and Corporate Governance Committee and Human Capital Management Committee receives an annual fee of $10,000. Each non-employee director also receives equity-based awards with a grant date value of $75,000, subject to continued service on the board.

Board Committees

Our board of directors has four standing committees: an Audit Committee, a Human Capital Management Committee, a Nominating and Corporate Governance Committee and a Disclosure Committee.

Audit Committee

The members of our Audit Committee are Brenda Morris, Chelsea Grayson and Mark Grabowski. Ms. Morris is the chair of our Audit Committee. Ms. Morris and Ms. Grayson meet the requirements for independence under the current NYSE listing standards and SEC rules and regulations. We expect to appoint one new independent director to the Audit Committee within the applicable time frame required by the NYSE and the SEC and that the composition of our Audit Committee will satisfy the independence requirements of the NYSE and the SEC within the applicable time frame. Each member of our Audit Committee is financially literate. In addition, our board of directors has determined that each of Ms. Morris and Ms. Grayson are qualified as an Audit Committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our board of directors. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence and qualifications of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Human Capital Management Committee

The members of our Human Capital Management Committee are Mark Grabowski and Brenda Morris. Mr. Grabowski is the chair of our Human Capital Management Committee. We have availed ourselves of certain exemptions afforded to controlled companies under NYSE corporate governance rules, which exempt us from the requirement that we have a Human Capital Management Committee composed entirely of independent directors. Upon completion of this offering, we will cease to be a controlled company within the meaning of the NYSE listing rules and accordingly, we will, subject to certain transition periods permitted by the NYSE listing rules, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies. We expect to appoint one new independent director to the Human Capital Management Committee within the applicable time frame required by the NYSE and that the composition of our Human Capital Management Committee will satisfy the independence requirements of the NYSE within the applicable time frame. Ms. Morris meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our Human Capital Management Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mark Grabowski, Chelsea Grayson and Brenda Morris. Mr. Grabowski is the chair of our Nominating and Corporate Governance Committee. We have availed ourselves of certain exemptions afforded to controlled companies under NYSE corporate governance rules, which exempt us from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors. Upon completion of this offering, we will cease to be a controlled company within the meaning of the NYSE listing rules and accordingly, we will, subject to certain transition periods permitted by the NYSE listing rules, no longer be able to rely on exemptions from corporate governance requirements that are available to controlled companies. We expect to appoint one new independent director to the Nominating and Corporate Governance Committee within the applicable time frame required by the NYSE and that the composition of our Nominating and Corporate Governance Committee will satisfy the independence requirements of the NYSE within the applicable time frame. Chelsea Grayson and Brenda Morris meet the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Disclosure Committee

The members of the Disclosure Committee are John Meloun (CFO), Sarah Luna (President), Jura Mazuran (VP of Accounting) and outside counsel. John Meloun is the chair of our Disclosure Committee. Our Disclosure Committee is responsible for, among other things:

•	designing and establishing controls and other procedures to ensure the accuracy and timeliness of the disclosures made by the Company;

•	monitoring the integrity and effectiveness of the Company’s disclosure controls; and

•	reviewing and supervising the preparation of the Company’s required disclosure statements, press releases, communications disseminated to shareholders and presentations to rating agencies and lenders.

Code of Business Conduct and Ethics Policy

We have adopted a Code of Business Conduct and Ethics Policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The full text of our Code of Business Conduct and Ethics Policy is posted on the investor relations section of our website. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of such code, on our website or in public filings.

Human Capital Management Committee Interlocks and Insider Participation

During 2021, Mark Grabowski, Brenda Morris and former director Marc Magliacano served as members of our Human Capital Management Committee. None of the members of our Human Capital Management Committee had during the prior fiscal year been one of our officers or employees or, except for Mr. Grabowski, had a relationship requiring disclosure under “Certain Relationships and Related Party Transactions.” None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or Human Capital Management Committee of any entity that has one or more executive officers serving on our board of directors or Human Capital Management Committee.

With respect to Mr. Grabowski, until the completion of our IPO, H&W Franchise Holdings, which owned all of our equity interests prior to the consummation of the Reorganization Transactions, was a party to a management services agreement with H&W Investco Management LLC, pursuant to which H&W Investco Management LLC provided us with certain management services. Mr. Grabowski owns H&W Investco Management LLC. For the fiscal years ended December 31, 2019, 2020 and 2021, we paid H&W Investco Management, LLC, $557,000, $795,000 and $462,000, respectively, for expenses and services provided under the management services agreement. See “Certain Relationships and Related Party Transactions.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our principal executive officer and our two other most highly compensated executive officers (our “Named Executive Officers”) during our fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Anthony Geisler	2021	492,308	415,068	(1)	15,911,118	247,545	17,066,039
Chief Executive Officer	2020	400,000	—		—	413,478	813,478

Sarah Luna	2021	325,000	162,500	(1)	1,593,349	12,197	2,093,046
President

Ryan Junk	2021	300,000	105,000	(1)	1,707,955	2,948	2,115,903
Chief Operating Officer	2020	267,277	10,000		35,129	4,316	316,722

(1)	Reflects bonus earned for 2021 performance for each executive officer.

(2)

Reflects the grant date value of stock-based awards granted during the applicable year as calculated using the Black-Scholes method in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. Assumptions made in the course of this valuation are set forth in Note 12 to our financial statements incorporated by reference in this prospectus. Amounts include awards of profits interests made to Mr. Junk in 2020 and Ms. Luna in 2021, respectively, which included both service-vesting units and performance-vesting units. On the date of grant of Mr. Junk’s and Ms. Luna’s grants it was determined that attainment of the performance condition applicable to the performance-vesting units was not probable. As a result, pursuant to SEC regulations, we are including $0 for the value of Mr. Junk’s 2020 performance-vesting units and Ms. Luna’s 2021 performance-vesting units in the Summary Compensation Table. Assuming that the highest level of performance under the award was achieved, the maximum value of these awards as of the grant date would be $35,129 for Mr. Junk and $22,943 for Ms. Luna.

(3)

Reflects the incremental fair value associated with the modification of the performance vesting of outstanding Reclassified Incentive Units (as defined below) in connection with the IPO determined in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. Assumptions made in the course of this valuation are set forth in Note 12 to our financial statements incorporated by reference in this prospectus. For Mr. Geisler, the incremental fair value was $14,632,211, for Ms. Luna, the incremental fair value was $92,116 and for Mr. Junk, the incremental fair value was $245,541.

(4)

Reflects the matching contributions to the 401(k) plan, and our payments to cover the employee portion of medical and dental insurance coverage for each executive officer. For Mr. Geisler, this amount also reflects consulting fees paid to Mr. Geisler by H&W Investco Management LLC for services rendered to us pursuant to the Consulting Agreement totaling $233,333 for 2021 and $400,000 for 2020.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with each of our named executive officers (described in further detail below) which generally include the officer’s base compensation, annual bonus opportunity, entitlement to participate in our health and welfare benefit plans and certain restrictive covenants and severance entitlements on qualifying terminations of employment.

Anthony Geisler

In July 2021, we entered into an employment agreement with Mr. Geisler (the “Geisler Employment Agreement”). The term of the Geisler Employment Agreement initially runs from July 2021 until July 2022, after which the agreement will continue to renew annually for successive one-year periods, unless either party provides prior written notice of non-renewal.

Pursuant to the Geisler Employment Agreement, Mr. Geisler’s annual base salary was set at $600,000 and is subject to increase by our board of directors based on Mr. Geisler’s performance. Mr. Geisler is eligible to participate in our annual cash bonus program with an annual cash bonus opportunity of up to 120% of base salary (with a target of 100% of base salary), along with our defined contribution, health, insurance, retirement and other benefit plans as provided to our similarly situated executives. In the event Mr. Geisler elects not to participate in our medical or dental plans, we will continue to pay for his current medical and dental plan (or any reasonable equivalent plan acceptable to Mr. Geisler) in lieu of participating in any such plans.

In addition, pursuant to the Geisler Employment Agreement and subject to entering into a customary grant agreement, Mr. Geisler (i) was entitled to receive during the third quarter of 2021, restricted stock units (“RSUs”) with an initial value of $833,333, vesting over two years and (ii) is entitled to receive during the first quarter of 2022, restricted stock units with an initial value of $3 million, vesting over three years (collectively, the “Geisler Equity Grant”). Receipt of the Geisler Equity Grant is subject to final Human Capital Management Committee approval and Mr. Geisler’s continued employment through the applicable grant date. Mr. Geisler received the 2021 RSU grant in November 2021.

Sarah Luna

In June 2021, we entered into an employment agreement with Ms. Luna (the “Luna Employment Agreement”). The term of the Luna Employment Agreement initially runs from June 2021 to June 2022, after which the agreement renews annually for successive one-year periods, unless either party provides prior written notice of non-renewal.

Pursuant to the Luna Employment Agreement, Ms. Luna’s annual base salary, now $325,000, is subject to increase by our board of directors based on Ms. Luna’s performance. Ms. Luna is eligible to participate in our annual cash bonus program with an annual cash bonus opportunity of 50% of base salary, along with our defined contribution, health, insurance, retirement and other benefit plans as provided to our similarly situated executives. In the event Ms. Luna elects not to participate in our medical or dental plans, we will continue to pay for her current medical and dental plan (or any reasonable equivalent plan acceptable to Ms. Luna) in lieu of participating in any such plans.

Ryan Junk

In June 2021, we entered into an employment agreement with Mr. Junk (the “Junk Employment Agreement”). The term of the Junk Employment Agreement initially runs from June 2021 to June 2022, after which the agreement renews annually for successive one-year periods, unless either party provides prior written notice of non-renewal.

Pursuant to the Junk Employment Agreement, Mr. Junk’s annual base salary, now $300,000, is subject to increase by our board of directors based on Mr. Junk’s performance. Mr. Junk is eligible to participate in our annual cash bonus program with an annual cash bonus opportunity of 35% of base salary, along with our defined contribution, health, insurance, retirement and other benefit plans as provided to our similarly situated executives. In the event Mr. Junk elects not to participate in our medical or dental plans, we will continue to pay for his current medical and dental plan (or any reasonable equivalent plan acceptable to Mr. Junk) in lieu of participating in any such plans.

Management Services and Consulting Agreement

As discussed in more detail under “Certain Relationships and Related Party Transactions—Management Services Agreement,” in 2021, H&W Franchise Holdings was party to a Management Services Agreement with H&W Investco Management LLC, pursuant to which H&W Investco Management LLC provided certain management, advisory, consulting and strategic planning services to H&W Franchise Holdings and its subsidiaries, including us. Pursuant to the Management Services Agreement, H&W Franchise Holdings agreed to pay H&W Investco Management LLC an annual fee of $750,000 and reimburse H&W Investco Management LLC for reasonable out-of-pocket expenses.

In connection with the Management Services Agreement, in 2021 H&W Investco Management LLC was party to a consulting agreement with Mr. Geisler. Pursuant to this consulting agreement, Mr. Geisler agreed to provide certain consulting services related to managing us pursuant to the Management Services Agreement. In exchange for these services, H&W Investco Management LLC agreed to pay Mr. Geisler a consulting fee of $400,000 per year. This payment is in addition to the $600,000 of annual base salary payable to Mr. Geisler under the Geisler Employment Agreement. A total of $233,333 was payable to Mr. Geisler under the consulting agreement for these consulting services in 2021.

The Management Services Agreement and the consulting agreement terminated automatically upon consummation of our IPO.

2021 Cash Bonuses

Our named executive officers are eligible to earn annual bonuses under our discretionary bonus program. Under this program, and as contemplated by their respective employment agreements, each of our NEOs have a target bonus reflected as a percentage of base salary as follows: Mr. Geisler: 100%, Ms. Luna: 50% and Mr. Junk: 35%. In 2021, the Human Capital Management Committee approved payment of 50% of the annual bonuses after the first half of 2021 for all participants in the program. The remaining half of the bonus was paid shortly after the end of 2021. The Human Capital Management Committee determined 2021 bonus payouts after reviewing company performance against certain adjusted EBITDA targets. For 2021, the Human Capital Management Committee approved bonuses as follows, which are reflected under the “Bonus” column of the Summary Compensation Table: (i) for Mr. Geisler, $115,068 for the first half of 2021 and $300,000 for the second half of 2021, (ii) for Ms. Luna, $81,250 for each of the first half and second half of 2021 and (iii) for Mr. Junk, $52,500 for each of the first half and second half of 2021.

Equity Compensation Plans and Outstanding Awards

Incentive Unit Awards

Prior to our IPO, we granted to each of our Named Executive Officers awards of Class B units in H&W Franchise Holdings (the “Incentive Units”) under the First Amended and Restated Profits Interest Plan of H&W Franchise Holdings LLC (the “Profits Interest Plan”). In connection with our IPO the Incentive Units were reclassified into LLC Units of Xponential Holdings LLC (the “Reclassified Incentive Units”). In connection with the Reorganization Transactions, newly issued shares of Class B common stock were issued to each holder of vested Reclassified Incentive Units on a one-for-one basis to such holder’s vested Reclassified Incentive Units. In addition, Xponential Fitness, Inc. will issue shares of Class B common stock to a holder of unvested Reclassified Incentive Units on a one-for-one basis only as and when the holder’s unvested Reclassified Incentive Units vest. Once vested, the holders of Reclassified Incentive Units will have the right, pursuant to the terms of the Amended LLC Agreement, to require Xponential Holdings LLC to redeem their vested Reclassified Incentive Units for, at our election, either newly issued shares of Class A common stock on a one-for-one basis or a cash payment, pursuant to the terms of the Amended LLC Agreement, provided the cash payment is provided from the net proceeds from a substantially contemporaneous offering of Class A common stock in accordance with the terms of the Amended LLC Agreement.

The Incentive Units previously granted to our Named Executive Officers include “time-vesting” awards which are subject to vesting terms based on the executive’s continued employment through the applicable vesting date as well as “performance-vesting” awards. The Reclassified Incentive Units received in respect of such “time-vesting” Incentive Units are subject to the same vesting terms as applied to the Incentive Units (which, in the case of our Named Executive Officers, are described in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below). The vesting terms for the Reclassified Incentive Units received in respect of “performance-vesting” Incentive Units were amended in connection with the Reorganization Transactions to be subject to the achievement of a per share price for our Class A common stock of $19.03 for 25 of 30 consecutive trading days following the end of the 180-day lock-up period, rather than the original performance-vesting goals.

Upon the occurrence of a Sale of the Company, all outstanding time-based Reclassified Incentive Units will become fully vested, subject to the employee’s continued employment through such event. For this purpose, Sale of the Company is generally defined as a sale or transfer of all or substantially all of the assets of H&W Franchise Holdings or any of its subsidiaries. In addition, our Human Capital Management Committee may, in its sole discretion, provide for the full acceleration of any portion the unvested Reclassified Incentive Units at any time and for any reason. On a termination of employment for any reason other than for Cause (as defined in the applicable award agreement), any unvested Reclassified Incentive Units will be forfeited, and on a termination of employment for Cause, all vested and unvested Reclassified Incentive Units will be forfeited. Reclassified Incentive Units are subject to a call right at a price equal to fair market value for 180 days following a termination of employment for any reason; provided, however, that the repurchase price will be the lesser of cost and fair market value if the termination of employment is by the employer for Cause or by the holder without Good Reason.

2021 Omnibus Incentive Plan

We adopted the 2021 Omnibus Incentive Plan (the “2021 Plan”) following the completion of our IPO. The 2021 Plan provides for the grant of equity-based awards to our employees, consultants, service providers and non-employee directors in the form of stock options (non-qualified stock options and incentive stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock- and cash-based awards.

The maximum number of shares of our Class A common stock available for issuance under the 2021 Plan will not exceed in the aggregate the sum of (i) 5,745,507 shares of Class A common stock, (ii) the number of shares of our Class A common stock issuable pursuant to awards previously granted under the Profits Interests Plan (taking into account any conversion of such outstanding Awards) and (iii) an additional number of shares of Class A common stock that shall become available on the first day of each fiscal year of the Company in an amount equal to the lesser of (A) 510,845, (B) 2% of the outstanding shares of Class A common stock on the last day of the immediately prior fiscal year or (C) such number of shares of Class A common stock as determined by the board of directors in its discretion. Any shares underlying substitute awards, shares remaining available for grant under a plan of an acquired company and awards that are forfeited, cancelled, expired, terminated or are otherwise lapsed, in whole or in part, or are settled in cash or withheld by us in respect of taxes, will become available for future grant under our 2021 Plan. No awards may be granted under the 2021 Plan after our board of directors terminates the plan, the maximum number of shares available for issuance have been issued or 10 years from the effective date, whichever is earlier.

In the event of a change in control, as defined in the 2021 Plan, the Committee may take certain actions with respect to outstanding awards, including the continuation or assumption of awards, substitution or replacement of awards by a successor entity, acceleration of vesting and lapse of restrictions, determination of the attainment of performance conditions for performance awards or cancellation of awards in consideration of a payment.

2021 Employee Stock Purchase Plan

We adopted our Employee Stock Purchase Plan (the “ESPP”) in connection with our IPO. The ESPP provides our employees and employees of participating subsidiaries with an opportunity to acquire a proprietary interest in our company through the purchase of shares of our Class A common stock. Unless otherwise determined by the Committee, each offering period under the ESPP will have a duration of six months commencing on January 1 or July 1. We have not yet commenced the initial offering period under the ESPP. Unless terminated earlier, the ESPP will have a term of ten years.

The maximum number of shares of our Class A common stock available for issuance under the ESPP will initially not exceed in the aggregate 4,504,038 shares of our Class A common stock. The share pool will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) 500,449 shares of our Class A common stock or (ii) 1% of the aggregate number of shares of our Class A common stock (on a fully diluted basis) on the last day of the immediately preceding fiscal year.

2021 Equity Awards

In connection with the consummation of our IPO in July 2021, we granted RSUs under our 2021 Plan to certain senior employees, including Sarah Luna and Ryan Junk, to provide retention incentives to these individuals. In some cases, the RSUs were also granted in replacement of prior compensation arrangements relating to the performance of specified business units of the company that these senior employees were responsible for. These RSUs vest as follows: 50% of the RSUs vest on the twelve month anniversary of the date of grant, an additional 25% of the RSUs vest on the eighteen month anniversary of the date of grant and the remaining 25% of the RSUs vest on the twenty-four month anniversary of the date of grant, in each case subject to the holder’s continued employment through such vesting date.

As contemplated by the terms of the Geisler Employment Agreement, we granted RSUs under our 2021 Plan to Mr. Geisler in November 2021 (which such grant was originally intended to be made during the third quarter of 2021), which vest 50% on July 1, 2022 and 50% on July 1, 2023, subject to Mr. Geisler’s continued employment through such vesting date.

In 2021 we granted an award of Incentive Units to Ms. Luna that provides for 393 performance-vesting Incentive Units and 393 service-vesting Incentive Units. As described in more detail above, these Incentive Units, like the other outstanding Incentive Units, were reclassified into Reclassified Incentive Units (totaling 2,728 performance-vesting Incentive Units and 2,728 service-vesting Incentive Units) in connection with our IPO. The service-vesting portion of this award vests 50% on each of the first two anniversaries of the grant date and the performance-vesting portion of this award vests subject to the achievement of a per share price for our Class A common stock of $19.03 for 25 of 30 consecutive trading days following the end of the 180-day lock-up period, in each case subject to continued service through such vesting date.

Potential Payments upon Termination of Change in Control

Anthony Geisler

Pursuant to the Geisler Employment Agreement, if Mr. Geisler’s employment is terminated (i) by us without “cause” (as defined in the Geisler Employment Agreement), (ii) by Mr. Geisler for “good reason” (as defined in the Geisler Employment Agreement) or (iii) as a result of Mr. Geisler’s death or disability, and Mr. Geisler executes a release of all claims in substance and form satisfactory to us, Mr. Geisler will be entitled to severance payments of 12 months’ base salary, payable in periodic installments according to our regular payroll practices. In addition, Mr. Geisler will be entitled to (i) reimbursement for the cost of COBRA coverage until Mr. Geisler is covered under different health insurance, (ii) subject to the business’s achievement of 90% of its EBITDA budget for the year of termination, full acceleration of the Geisler Equity Grant, (iii) full acceleration of any other equity grant, stock options or long term incentive benefits and (iv) if Mr. Geisler’s termination occurs more than six months into the Company’s calendar year, a prorated annual bonus.

Sarah Luna

Pursuant to the Luna Employment Agreement, if Ms. Luna’s employment is terminated (i) by us without “cause” (as defined in the Luna Employment Agreement) or (ii) by Ms. Luna for “good reason” (as defined in the Luna Employment Agreement), and Ms. Luna executes a release of all claims in substance and form satisfactory to us, Ms. Luna will be entitled to severance payments of six months’ base salary, payable in periodic installments according to our regular payroll practices.

Ryan Junk

Pursuant to the Junk Employment Agreement, if Mr. Junk’s employment is terminated (i) by us without “cause” (as defined in the Junk Employment Agreement) or (ii) by Mr. Junk for “good reason” (as defined in the Junk Employment Agreement), and Mr. Junk executes a release of all claims in substance and form satisfactory to us, Mr. Junk will be entitled to severance payments of six months’ base salary, payable in periodic installments according to our regular payroll practices.

Restrictive Covenants

Pursuant to their respective employment agreements, Messrs. Geisler and Junk and Ms. Luna are each subject to certain restrictive covenants, including a twelve-month post-termination non-solicit of employees, a non-solicit of business relations during employment, a mutual and perpetual non-disparagement obligation, a perpetual confidentiality obligation and invention assignment provisions.

Retirement, Health, Welfare and Additional Benefits

We maintain a tax-qualified retirement plan (the “401(k) Plan”), that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. The 401(k) Plan permits us to make matching contributions and profit sharing contributions to eligible participants. Eligible employees are able to participate in the 401(k) Plan one month following their start date and will be eligible for matching contributions after one year of service. Participants are able to defer up to 100% of their eligible compensation subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. Participants vest into matching contributions and profit sharing contributions over a two- and six-year period, respectively.

In 2021, we provided for a discretionary match of 100% of the first 4% of compensation contributed to the 401(k) Plan for each participant. The amount we contributed on behalf of each Named Executive Officer in 2021, if any, is reflected above under “—Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity incentive plan awards for our Named Executive Officers as of the end of our fiscal year ended December 31, 2021.

Name	Number of Units That Have Not Vested (#)		Market Value of Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Incentive Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Incentive Units or Other Rights That Have Not Vested ($)(1)
Anthony Geisler	68,027	(2)	1,390,472	545,618	(3)	11,152,432
	—		—	672,095	(4)	13,737,622
	—		—	282,591	(5)	5,776,160
	—		—	61,240	(6)	1,251,746
Sarah Luna	1,778	(7)	36,342	7,114	(8)	145,410
	2,728	(9)	55,760	2,728	(10)	55,760
	123,185	(11)	2,517,901	—		—
Ryan Junk	3,719	(12)	76,016	14,876	(13)	304,065
	2,837	(14)	57,988	11,350	(15)	231,994
	121,862	(11)	2,490,859	—		—

(1)	Reflects the value of each award based on the value of a share of Class A common stock as of December 31, 2021, which was $20.44 per unit.

(2)

Represents unvested RSUs granted on November 9, 2021, which settle in shares of Class A common stock on a one-for-one basis. The award vests 50% on July 1, 2022 and 50% on July 1, 2023, subject to continued service through such date.

(3)

Represents unvested Reclassified Incentive Units under an award granted August 17, 2017, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests subject to continued service and the achievement of a $19.03 per share price for our Class A common stock for 25 of 30 consecutive trading days following the end of the 180-day lock-up period following our IPO.

(4)

Represents unvested Reclassified Incentive Units under an award granted October 24, 2018, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests subject to continued service and the achievement of a $19.03 per share price for our Class A common stock for 25 of 30 consecutive trading days following the end of the 180-day lock-up period following our IPO.

(5)

Represents unvested Reclassified Incentive Units under an award granted October 25, 2018. This portion of the award vests subject to the continued service and achievement of a $19.03 per share price for our Class A common stock for 25 of 30 consecutive trading days following the end of the 180-day lock-up period following our IPO.

(6)

Represents unvested Reclassified Incentive Units under an award granted October 1, 2019, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests subject to continued service and the achievement of a $19.03 per share price for our Class A common stock for 25 of 30 consecutive trading days following the end of the 180-day lock-up period following our IPO.

(7)

Represents unvested Reclassified Incentive Units under an award granted October 25, 2018, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests 25% on each of the first four anniversaries of October 25, 2018.

(8)

Represents unvested Reclassified Incentive Units under an award granted October 25, 2018, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests subject to the continued service and achievement of a $19.03 per share price for our Class A common stock for 25 of 30 consecutive trading days following the end of the 180-day lock-up period following our IPO.

(9)

Represents unvested Reclassified Incentive Units under an award granted April 13, 2021, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests 50% on each of the first two anniversaries of April 13, 2021.

(10)

Represents unvested Reclassified Incentive Units under an award granted April 13, 2021, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests subject to the continued service and achievement of a $19.03 per share price for our Class A common stock for 25 of 30 consecutive trading days following the end of the 180-day lock-up period following our IPO.

(11)

Represents unvested RSUs granted on July 26, 2021, which settle in shares of Class A common stock on a one-for-one basis. The award vests 50% on July 26, 2022, 25% on January 26, 2023 and 25% on July 26, 2023.

(12)

Represents unvested Reclassified Incentive Units under an award granted February 27, 2018, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests in annual installments on the first four anniversaries of February 27, 2018.

(13)

Represents unvested Reclassified Incentive Units under an award granted February 27, 2018, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests subject to the continued service and achievement of a $19.03 per share price for our Class A common stock for 25 of 30 consecutive trading days following the end of the 180-day lock-up period following our IPO.

(14)

Represents unvested Reclassified Incentive Units under an award granted August 11, 2020, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vested 5,675 incentive units on August 11, 2020, 2,837 incentive units vested on February 27, 2021, and the remaining 2,837 units vest on February 27, 2022.

(15)

Represents unvested Reclassified Incentive Units under an award granted August 11, 2020, which, upon vesting, may be redeemed on a one-for-one basis for shares of our Class A common stock. This portion of the award vests subject to continued service and the achievement of a $19.03 per share price for our Class A common stock for 25 of 30 consecutive trading days following the end of the 180-day lock-up period following our IPO.

Non-Employee Director Compensation

The table below shows the equity and other compensation granted to our non-employee directors for fiscal 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Brenda Morris	87,500	75,000	—	162,500
Mark Grabowski	54,688	115,094	204,167	373,949
Chelsea A. Grayson	15,652	74,994	—	90,646
Marc Magliacano(3)	—	—	—	—

(1)	As of December 31, 2021, our non-employee directors held unvested RSUs in the following amounts: Ms. Morris: 6,249, Mr. Grabowski: 6,122 and Ms. Grayson: 4,635.

(2)

For Mr. Grabowski, this reflects fees paid under the Management Services Agreement with H&W Investco Management LLC. In 2021 we incurred $437,500 for services under this agreement. Of this amount, H&W Investco Management LLC was bound to pay $233,333 to Mr. Geisler in compensation for his services to us under this Management Services Agreement, as described in more detail below.

(3)	Mr. Magliacano resigned from his position as a member of our board of directors on June 24, 2021.

As discussed in more detail under the title “Certain Relationships and Related Party Transactions—Management Services Agreement” below, in 2021 H&W Franchise Holdings was party to a Management Services Agreement with H&W Investco Management LLC under which we accrued $437,500 in fees and expenses payable to H&W Investco Management LLC in exchange for certain management, advisory or the consulting services for that year. Mr. Grabowski is the sole owner of H&W Investco Management LLC. H&W Investco Management LLC is separately party to a consulting agreement with Mr. Geisler under which it agreed to pay Mr. Geisler a consulting fee of $400,000 per year for services rendered to us pursuant to the Management Services Agreement. The Management Services Agreement and consulting agreement was terminated in connection with our IPO.

We entered into a Board of Managers Agreement (the “Morris Managers Agreement”) with Ms. Morris in connection with her appointment to our board of directors. The Morris Managers Agreement provides Ms. Morris with annual compensation of $50,000, an annual retainer of $15,000 in recognition of her service as the chair of our Audit Committee and reimbursements for reasonable expenses she incurs in connection with her service on our board of directors. Following our IPO, Ms. Morris became eligible to earn compensation under our Outside Director Compensation Policy.

In connection with our IPO, we adopted an Outside Director Compensation Policy, or Policy, pursuant to which our non-employee directors receive equity awards and cash retainers as compensation for service on our board of directors and its committees. This Policy is intended to enable us to attract qualified non-employee directors, provide them with compensation at a level that is consistent with our compensation objectives and, in the case of equity-based compensation, align their interests with those of our stockholders.

Under this Policy, non-employee directors will receive the following annual cash retainers, payable in quarterly installments:

•	Board member: $75,000

•	Non-executive board chair: $25,000

•	Lead director: $20,000

•	Audit committee chair: $15,000

•	Audit committee member: $5,000

•	Human Capital Management committee chair: $10,000

•	Human Capital Management committee member: $5,000

•	Nominating and Corporate Governance committee chair: $10,000

•	Nominating and Corporate Governance committee member: $5,000

Under this Policy, non-employee directors will also receive equity-based awards with a grant date value of $75,000, subject to continued service on the board through the applicable vesting date(s) (which amount shall be pro-rated, as applicable, for new directors). In 2021, we made equity-based awards in the form of RSUs to each of Ms. Morris (6,249 RSUs), Mr. Grabowski (6,122 RSUs) and Ms. Grayson (4,635 RSUs), which are eligible to vest, subject to continued service, in July 2022 for Ms. Morris and Mr. Grabowski and in October 2022 for Ms. Grayson.

In addition, we will reimburse all of our non-employee directors for their reasonable travel expenses incurred in attending meetings of our board of directors or committees. Our non-employee directors may also be eligible to receive other compensation and benefits, including reasonable personal benefits and perquisites, as determined by the board of directors from time to time.

Pursuant to our 2021 Plan, the maximum number of shares of our Class A common stock subject to an award granted during a single fiscal year to any non-employee director, taken together with any cash fees paid during the fiscal year, in respect to the non-employee director’s service as a member of our board of directors during such year, shall not exceed $650,000 in total value or in the event such non-employee director is first appointed or elected to the board of directors, $1,000,000 in total value during the initial annual period, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of related transactions, since January 1, 2019, in which:

•	we or any of our subsidiaries have been or will be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing a household with, any of these individuals, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there currently proposed, any transactions or series of transactions meeting these criteria to which we have been or will be a party, other than compensation and employment arrangements, which are described where required under “Management” and “Executive Compensation.”

In this section, terms such as “we,” “us” and “our” refer to Xponential Fitness LLC with respect to transactions and events arising before February 24, 2020. Xponential Fitness LLC became a wholly owned subsidiary of Xponential Holdings LLC on February 24, 2020.

Amended LLC Agreement

In connection with the Reorganization Transactions, Xponential Fitness, Inc., Xponential Holdings LLC and each of the Continuing Pre-IPO LLC Members entered into the Amended LLC Agreement. Following the Reorganization Transactions, and in accordance with the terms of the Amended LLC Agreement, we operate our business through Xponential Holdings LLC. Pursuant to the terms of the Amended LLC Agreement, so long as the Continuing Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Xponential Fitness LLC or own any assets other than securities of Xponential Holdings LLC and/or any cash or other property or assets distributed by or otherwise received from Xponential Holdings LLC, unless we determine in good faith that such actions or ownership are in the best interest of Xponential Holdings LLC.

As the managing member of Xponential Holdings LLC, we have control over all of the affairs and decision making of Xponential Holdings LLC. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Xponential Fitness LLC through our ownership of Xponential Holdings LLC and the day-to-day management of Xponential Fitness LLC’s business through our ownership of Xponential Holdings LLC. We will fund any dividends to our stockholders by causing Xponential Holdings LLC to make distributions to the holders of LLC Units and us, subject to the limitations imposed by our debt agreements. See “Dividend Policy.”

Substantially concurrently with our IPO, we acquired Preferred Units that mirror the designations, preferences and other rights of the Convertible Preferred we issued to the Preferred Investors. For example, upon the conversion of our Convertible Preferred into Class A common stock, the Amended LLC Agreement provides for the conversion of an equivalent number of Preferred Units into LLC Units. Prior to any repurchase or redemption of the Convertible Preferred by us, the Amended LLC Agreement provides that Xponential Holding LLC shall repurchase or redeem an equal number of Preferred Units in exchange for the same consideration that is to be paid by us in the repurchase or redemption of the Convertible Preferred.

Net profits and net losses of Xponential Holdings LLC are generally allocated to holders of LLC Units pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Amended LLC Agreement provides for (i) distributions to us to fund the cash dividends payable by us to the holders of Convertible Preferred and to allow us to fund our tax obligation in respect of income allocated to us by reason of our ownership of Preferred Units and (ii) pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of Xponential Holdings LLC that is allocated to them. Generally, these tax distributions will be computed based on Xponential Holdings LLC’s estimate of the net taxable income of Xponential Holdings LLC allocable to the holders of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of California or New York, whichever is higher (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Xponential Holdings LLC and Xponential Holdings LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units, in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and Xponential Holdings LLC will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) Xponential Holdings LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Xponential Holdings LLC issue any additional LLC Units to the Continuing Pre-IPO LLC Members or any other person, we will issue an equal number of shares of our Class B common stock to such Continuing Pre-IPO LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock or Convertible Preferred are redeemed, purchased or otherwise acquired by us, Xponential Holdings LLC will redeem, purchase or otherwise acquire an equal number of LLC Units or Preferred Units, as applicable, held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock or Convertible Preferred are redeemed, purchased or otherwise acquired by us. In addition, Xponential Holdings LLC will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units or Preferred Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock or Convertible Preferred, as applicable, and we will not effect any subdivision or combination of any class of our common stock or Convertible Preferred unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units or Preferred Units, as applicable.

Under the Amended LLC Agreement, the holders of LLC Units (other than us) have the right (subject to the terms of the Amended LLC Agreement) to require Xponential Holdings LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends, reclassifications, and a unit split to optimize the Company’s capital structure), provided the cash payment is funded from the net proceeds from a substantially contemporaneous offering of Class A common stock in accordance with the terms of the Amended LLC Agreement. If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to Xponential Holdings LLC for cancellation. The Amended LLC Agreement will require that we contribute cash or shares of our Class A common stock to Xponential Holdings LLC in exchange for newly issued LLC Units in Xponential Holdings LLC that will be issued to us in an amount equal to the number of LLC Units redeemed from the holders of LLC Units. Xponential Holdings LLC will then distribute the cash or shares of Class A common stock to such holder of an LLC Unit to complete the redemption. Additionally, in the event of a redemption request from a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.

The Amended LLC Agreement provides that, except for transfers: (i) to us, (ii) to certain permitted transferees, (iii) as a grant of a security interest in, or pledge of, LLC Units to J.P. Morgan Chase & Co. or an affiliated entity or other financial institution approved by us, or (iv) approved by us in writing, subject to certain limitations, the LLC Units may not be sold, transferred or otherwise disposed of. Subject to certain exceptions, Xponential Holdings LLC will indemnify all of its members, and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such persons (in their capacity as such) may be involved or become subject to in connection with Xponential Holdings LLC’s business or affairs or the Amended LLC Agreement or any related document.

Xponential Holdings LLC may be dissolved upon (i) the determination by us to dissolve Xponential Holdings LLC or (ii) any other event which would cause the dissolution of Xponential Holdings LLC under the Delaware Limited Liability Company Act, unless Xponential Holdings LLC is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Xponential Holdings LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Xponential Holdings LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves), (b) second, to us, in respect of the Preferred Units, until we have received an amount equal to the total amount we would be required to distribute in respect of all outstanding Convertible Preferred if we were to liquidate, dissolve and/or wind up and (c) third, to the members holding LLC Units in proportion to their vested LLC Units.

In December 2021, Xponential Holdings LLC and the Continuing Pre-IPO LLC Members amended the Amended LLC Agreement to remove the cash redemption option, except to the extent the cash proceeds to be used to make the redemption in cash are immediately available and are directly raised from a secondary offering of the Company’s equity securities.

Tax Receivable Agreement

As described under “Organizational Structure,” we acquired certain favorable tax attributes from the Blocker Companies in the Mergers and in connection with the IPO Contribution and the Class A-5 Unit Redemption. In addition, future taxable redemptions or exchanges by Continuing Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash and other transactions described herein are expected to result in favorable tax attributes for us.

These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

Upon the completion of our IPO, we entered into a TRA, pursuant to which we are generally required to pay to the TRA parties in the aggregate 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) certain favorable tax attributes we acquired from the Blocker Companies in the Mergers (including net operating losses and the Blocker Companies’ allocable share of existing tax basis), (ii) increases in our allocable share of existing tax basis and tax basis adjustments that resulted or may result from (x) the IPO Contribution and the Class A-5 Unit Redemption, (y) future taxable redemptions and exchanges of LLC Units by Continuing Pre-IPO LLC Members and (z) certain payments made under the TRA, and (iii) deductions in respect of interest under the TRA. These payment obligations are obligations of Xponential Fitness, Inc. and not of Xponential Holdings LLC.

The payment obligations under the TRA are our obligations, and we expect that the payments we will be required to make in respect of the past and possible future transactions described above under the TRA may be substantial. The actual tax basis adjustments that may result from future taxable redemptions or exchanges of LLC Units, as well as the amount and timing of the payments we are required to make under the TRA will depend on a number of factors, including the market value of our Class A common stock at the time of any such future redemptions or exchanges, the prevailing federal tax rates applicable to us over the life of the TRA (plus the assumed combined state and local tax rate) and the amount and timing of the taxable income that we generate in the future. Payments under the TRA are not conditioned on our existing owners’ continued ownership of us after our IPO.

Payments under the TRA will be based on the tax reporting positions we determine, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, NOLs or other tax attributes subject to the TRA, and a court could sustain such challenge. The TRA parties will not reimburse us for any payments previously made if such tax basis, NOLs or other tax benefits are subsequently challenged by a tax authority and are ultimately disallowed, except that any excess payments made to a TRA party will be netted against future payments otherwise to be made to such TRA party under the TRA, if any, after our determination of such excess. In addition, the actual state or local tax savings we may realize may be different than the amount of such tax savings we are deemed to realize under the TRA, which will be based on an assumed combined state and local tax rate applied to our reduction in taxable income as determined for U.S. federal income tax purposes as a result of the tax attributes subject to the TRA. In both such circumstances, we could make payments under the TRA that are greater than our actual cash tax savings, and we may not be able to recoup those payments, which could negatively impact our liquidity. The TRA provides that (1) in the event that we breach any of our material obligations under the TRA or (2) if, at any time, we elect an early termination of the TRA, our obligations under the TRA (with respect to all LLC Units, whether or not LLC Units have been exchanged or acquired before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the TRA. The TRA also provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the TRA. As a result, upon a change of control, we could be required to make payments under the TRA that are greater than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity. The change of control provisions in the TRA may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the TRA depends on the ability of Xponential Holdings LLC to make distributions to us. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Registration Rights Agreement

Prior to the completion of our IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Continuing Pre-IPO LLC Members.

Subject to several exceptions, at least 20% of the Continuing Pre-IPO LLC Members or any affiliate of MSD Partners, L.P. (“MSD Partners”) or MSD Capital, L.P., or any person that is an affiliate of Mr. Grabowski, a member of our board of directors, or Mr. Geisler, our Chief Executive Officer, may require that we register for public resale under the Securities Act all or any portion of their shares of common stock constituting registrable securities that they request be registered. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least twelve months after July 27, 2021, to register the sale of the registrable securities held by them on Form S-3. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or in connection with any dividend or distribution reinvestment or similar plan or other transaction under Rule 145 of the Securities Act), the Continuing Pre-IPO LLC Members are entitled to notice of such registration and to request that we include their registrable securities for resale on such registration statement, and we are required, subject to certain limitations, to include such registrable securities in such registration statement.

We undertake in the Registration Rights Agreement to use our reasonable efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of common stock held by Continuing Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders, and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Lease

On September 13, 2019, we entered into a lease agreement with Von Karman Production LLC for the building located at 17522 Von Karman Avenue, Irvine, CA. Von Karman Production LLC is owned by Anthony Geisler, our Chief Executive Officer and founder. Pursuant to the lease, we are obligated to pay monthly rent of $25,000, for the initial twelve months of the lease term with subsequent 3% annual rent increases, to Von Karman Productions LLC for an initial lease term of five years expiring on August 31, 2024. In 2019, 2020 and 2021, we paid an aggregate of approximately $130,000, $303,000 and $312,000, respectively, to Von Karman Production LLC.

Equity Financing Transaction

On February 12, 2020, H&W Franchise Holdings sold 5,000,000 of its Class A-4 Units at a purchase price of $10 per unit for an aggregate purchase price of $50 million to LCAT Franchise Fitness Holdings, Inc., which is an affiliate of Mr. Magliacano, a former member of our board of directors. H&W Franchise Holdings then contributed $49.4 million, which represents the proceeds from the sale less certain expenses, to H&W Intermediate, which then contributed the $49.4 million to us. Also in February 2020, we returned $19.4 million of the contribution to H&W Intermediate. Also, in 2020, $53.8 million of the proceeds from the borrowings under the Credit Agreement were forwarded to H&W Franchise Holdings.

Credit Agreement Amendment Transactions

On August 31, 2020, substantially concurrently with the execution of the First Amendment, H&W Franchise Holdings sold an aggregate of 31,896.58 of its Class A-5 Units to four entities at a purchase price of

$470.27 per unit for an aggregate purchase price of $15 million. H&W Franchise Holdings sold $9.8 million of Class A-5 Units to H&W Investco, LP and H&W Investco BL Feeder LP, which are affiliates of Mr. Grabowski, a member of our board of directors; $3.1 million of Class A-5 units to LAG Fit, Inc., which is an affiliate of Anthony Geisler, our Chief Executive Officer and founder; and $2.1 million of Class A-5 Units to LCAT Franchise Fitness Holdings, Inc., which is an affiliate of Mr. Magliacano, a former member of our board of directors. H&W Franchise Holdings then contributed $10 million of the total $15 million of proceeds to Xponential Fitness LLC, which used them to pay down borrowings under our loans. Concurrent with these transactions, H&W Investco, LP and Mr. Geisler executed limited guaranty agreements pursuant to which they guaranteed up to $7.9 million and $2.1 million, respectively, of borrowings under our Loans.

On August 31, 2020, H&W Franchise Holdings also entered into a promissory note with Intensive Capital Inc. (“ICI”), which is an affiliate of Mr. Geisler, pursuant to which it agreed to loan ICI an aggregate principal amount of up to $5 million at an interest rate of 10% per annum. H&W Franchise Holdings also entered into a limited guaranty agreement with Mr. Geisler pursuant to which Mr. Geisler guaranteed ICI’s borrowings under this promissory note. ICI borrowed an aggregate of $3.1 million pursuant to this promissory note on August 31, 2020. As of December 31, 2020, $3.1 million remained outstanding under this promissory note, and no interest or principal had been paid. In June 2021, H&W Franchise Holdings repurchased 4,716 A-1 limited partnership units of H&W Franchise Holdings from Mr. Geisler for approximately $3.3 million and Mr. Geisler used the proceeds to repay the promissory note in full.

On March 24, 2021, the Xponential Fitness LLC amended the Credit Agreement to provide for additional term loans in an amount up to $10.6 million, which amount was borrowed and the proceeds distributed to H&W Franchise Holdings to fund a note payable from the selling parties of the Rumble Acquisition to H&W Franchise Holdings.

Brand Acquisitions

We acquired certain of our brands in a series of transactions that resulted in certain entities becoming the holders of 5% or more of our parent entity’s equity interests and in which certain of our related parties had a direct or indirect material interest.

Rumble

On March 24, 2021, H&W Franchise Holdings entered into a contribution agreement with Rumble Holdings LLC, Rumble Parent LLC and Rumble Fitness LLC to acquire certain rights and intellectual property of Rumble Fitness LLC (“Rumble”), to be used by H&W Franchise Holdings in connection with the franchise business under the “Rumble” trade name. Pursuant to this agreement, Rumble became a direct subsidiary of Rumble Parent LLC, which is owned by Rumble Holdings LLC, and H&W Franchise Holdings acquired the certain rights and intellectual property of Rumble Holdings LLC, which beneficially held all of the issued and outstanding membership interests of Rumble. As consideration, H&W Franchise Holdings (i) issued 39,540.5 of its Class A Units to Rumble Holdings LLC, (ii) issued 61,573.5 Class A Units to Rumble Holdings LLC, which are subject to vesting and forfeiture as provided in the contribution agreement and (iii) assumed and discharged any liabilities arising from and after the closing date under the assigned contracts and acquired assets. H&W Franchise Holdings then contributed the Rumble assets to H&W Intermediate, which then immediately contributed the Rumble assets to us. As a result of this transaction, Rumble became a holder of 5% or more of the equity interests of H&W Franchise Holdings.

Management Services Agreement

On September 29, 2017, H&W Franchise Holdings, which owned all of our equity interests prior to the consummation of the Reorganization Transactions, entered into a management services agreement (the “Management Services Agreement”) with TPG Growth III Management, LLC, an affiliate of TPG, which owned

5% or more of the equity interests of H&W Franchise Holdings at the time of the transaction, pursuant to which it provided certain management, advisory, consulting and strategic planning services to H&W Franchise Holdings and us.

On June 28, 2018, TPG Growth III Management, LLC assigned its interest in the Management Services Agreement to H&W Investco Management LLC. H&W Investco Management LLC is owned by Mark Grabowski, a member of our board of directors. Pursuant to the Management Services Agreement, H&W Investco Management LLC provides certain management, advisory, consulting and strategic planning services to H&W Franchise Holdings and its subsidiaries, including us. In exchange, H&W Franchise Holdings agreed to pay H&W Investco Management LLC an annual fee of $750,000 and reimburse it for reasonable out-of-pocket expenses. During 2019, 2020 and 2021, we recorded expense for our share of services received from H&W Investco Management LLC of approximately $557,000, $795,000 and $462,000, respectively, which is included in selling, general and administrative expenses. The Management Services Agreement terminated automatically upon the completion of our IPO.

In connection with the Management Services Agreement, H&W Investco Management LLC entered into a consulting agreement with Anthony Geisler, our Chief Executive Officer and founder, on June 30, 2018. Pursuant to the consulting agreement, Mr. Geisler provided certain consulting services related to managing us. In exchange for these services, H&W Investco Management LLC agreed to pay Mr. Geisler a consulting fee of $400,000 per year. We pay the fee described above to H&W Investco Management LLC pursuant to the Management Services Agreement, and H&W Investco Management LLC pays the consulting fee to Mr. Geisler pursuant to the consulting agreement. During the years 2019, 2020 and 2021, H&W Investco Management LLC paid Mr. Geisler an aggregate of $400,000, $400,000 and $233,333 respectively. This consulting agreement terminated automatically upon the completion of our IPO.

Loans from the Chief Executive Officer

Anthony Geisler, our Chief Executive Officer, is the sole owner of ICI, which has directly and indirectly provided financing to a limited number of franchisees to fund working capital, equipment leases, franchise fees and other related expenses. ICI has also provided unsecured loans to us, and we in turn loaned these funds to franchisees. The loans from ICI to us accrued interest at 15% per annum. Loans from us to the franchisees generally began accruing interest 45 days after the issuance to the franchisee. At December 31, 2019, we had recorded approximately $221,000 of notes receivable from franchisees and $225,000 of notes payable to ICI. We recognized approximately $48,000 and $110,000 of interest income for the loans to franchisees and interest expense for the loans from ICI, respectively, for the year ended December 31, 2019. We paid approximately $2.1 million of the outstanding principal amount in the year ended December 31, 2019. In 2019, the largest aggregate amount of principal outstanding between us and ICI was $2.5 million. At December 31, 2020, we had recorded approximately $94,000 of notes receivable from franchisees and $86,000 of notes payable to ICI. We recognized approximately $13,000 and $19,000 of interest income for the loans to franchisees and interest expense for the loans from ICI, respectively, for the year ended December 31, 2020. We paid approximately $0.1 million of the outstanding principal amount in the year ended December 31, 2020. In 2020, the largest aggregate amount of principal outstanding between us and ICI was $0.2 million. At December 31, 2021, we had recorded approximately $96,000 of notes receivable from franchisees and $0 of notes payable to ICI. We recognized approximately $11,000 and $5,000 of interest income for the loans to franchisees and interest expense for the loans from ICI, respectively, for the year ended December 31, 2021. We paid approximately $0.1 million of the outstanding principal amount in the year ended December 31, 2021. In 2021, the largest aggregate amount of principal outstanding between us and ICI was $0.1 million.

In addition, in 2018, Row House received a net additional $155,000 from ICI, which was not disbursed to a franchisee and remained outstanding at December 31, 2018. In 2019, Row House dispersed all of these funds to pay a franchisee’s invoice related to leasehold improvements. As of February 2019, this loan was paid off. We did not pay any interest on this loan.

Loan and Franchise Arrangements with Ryan Junk

In August 2019, we entered into a secured promissory note with Ryan Junk, our Chief Operating Officer, and Lindsay Junk, his spouse, pursuant to which we loaned Mr. and Mrs. Junk an aggregate principal amount of $500,000 for payment of costs and expenses incurred in the operation of CycleBar studios at an interest rate of the LIBOR plus 6% per annum. As of December 31, 2020, we recorded interest income of approximately $41,000 on the promissory note and the outstanding balance under the promissory note was approximately $508,000, which includes unpaid interest.

In late 2019 and early 2020, certain entities owned by Mr. Junk entered into transfer and assignment agreements with CycleBar Franchising, LLC (“CycleBar”), our wholly owned subsidiary, and six existing CycleBar franchisees. Pursuant to these agreements, Mr. Junk assumed control of nine existing CycleBar studios and assumed the rights and responsibilities of the existing franchisees under their franchise agreements with CycleBar. Pursuant to these franchise agreements, we recorded net revenue of approximately $121,000, $327,000 and $507,000 in 2019, 2020 and 2021, respectively, subsequent to the dates that Mr. Junk assumed control of these studios.

Mr. Junk was not an executive officer at the time of these transactions and was subsequently appointed as our Chief Operating Officer in July 2020.

In June 2021, H&W Franchise Holdings repurchased an aggregate of 1,045 Incentive Units from Mr. and Mrs. Junk for approximately $534,000 and Mr. Junk and Mrs. Junk used the proceeds to repay the promissory note in full.

Transactions with STG

Prior to the consummation of the Reorganization Transactions, we and St. Gregory Holdco, LLC (“STG”) were each wholly owned subsidiaries of H&W Intermediate. After the consummation of the Reorganization Transactions, H&W Intermediate no longer holds any interest in us, and all of the equity of STG was distributed to the Members of H&W Franchise Holdings, LLC, who was the parent of H&W Intermediate. STG is not owned by us or any of our subsidiaries.

Funding STG

During the year ended December 31, 2017, we advanced funds of $16.3 million to H&W Intermediate, which in turn utilized these funds to acquire STG. As of December 31, 2018, we had a receivable from H&W Intermediate related to providing funds to STG for operating expenses and debt service aggregating approximately $1.8 million and $13.2 million for debt owed by STG that we assumed as STG did not have the ability to repay the debt to the lender. No interest income was received or accrued by us related to these receivables. During 2018, we recorded a reduction on our consolidated financial statements to H&W Intermediate’s equity of approximately $31.3 million as we determined that H&W Intermediate had no plan to repay these amounts in the foreseeable future. During 2019, we provided funds to STG aggregating approximately $437,000 and recorded a corresponding reduction to H&W Intermediate’s equity for this same amount. The aggregate receivable from H&W intermediate at December 31, 2019 was approximately $31.7 million, which was repaid in February 2020. During 2020, we provided additional net funds to STG of $1.5 million, which is recorded as a reduction to member’s equity at December 31, 2020.

Brokerage Agreements

In 2018, our wholly owned subsidiaries Club Pilates Franchise, LLC, CycleBar Franchising LLC, AKT Franchise LLC, Row House Franchise, LLC, Stretch Lab Franchise, LLC, Yoga Six Franchise, LLC and PB Franchising, LLC, entered into brokerage agreements with CP EBD LLC, EBD AKT LLC, EBD RH LLC, EBD

SL LLC, EBD YS, LLC and EBD PB, LLC (collectively, the “EBD Entities”), which were wholly owned subsidiaries of STG. During the year ended December 31, 2019, we recorded $10.7 million of deferred commission costs paid to the EBD Entities, which is recognized over the initial ten-year franchise agreement term. Pursuant to the brokerage agreements, we paid commission to the EBD entities for each license of an AKT, Row House, Stretch Lab or Yoga Six studio sold to a franchisee, and we paid a commission for each license of a Club Pilates or CycleBar studio sold to a franchisee who was not already in the system before entry into previous brokerage agreements.

In addition, pursuant to the brokerage agreements, we paid MVI II, which owned 5% or more of the equity interests of H&W Franchise Holdings at the time of the transactions, a commission of $3,000 for each license of an AKT, Row House or Yoga Six studio sold to a franchisee. We paid MVI approximately $150,000 during the year ended December 31, 2019.

Effective October 1, 2019, we no longer have brokerage contracts with the EBD Entities and instead employ a direct salesforce.

Credit Facility

On September 29, 2017, H&W Intermediate entered into the Prior Credit Agreement with Monroe Capital Management Advisors, LLC as administrative agent and the lenders party thereto and the rights and obligations under the Prior Credit Agreement were immediately assigned to us and STG. The Prior Credit Agreement provided for a $55 million term loan (the “Prior Term Loan”) and a $3 million revolving credit line (the “Prior Revolving Credit Line”). Our and STG’s obligations under the Prior Credit Agreement were guaranteed by H&W Franchise Holdings, H&W Intermediate, STG, us and our subsidiaries, and were secured by substantially all of our assets and all of the assets of H&W Intermediate, H&W Franchise Holdings, STG and our subsidiaries, subject to certain exceptions. The Prior Credit Agreement was amended on July 31, 2018, to increase the Prior Term Loan to $71 million and the Revolving Credit Line to $5 million. We further amended the Prior Credit Agreement on October 25, 2018, to increase the Prior Term Loan to $135 million and the Prior Revolving Credit Line to $10 million and to extend the maturity to October 25, 2023. We amended the Prior Credit Agreement in December 2019 and in February 2020. As of March 1, 2020, all borrowings under the Prior Credit Agreement and all amendments thereto were fully repaid.

Indemnification

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors, officers, employees and other agents to the fullest extent permitted under Delaware law. In addition, in connection with our IPO, we entered into an indemnification agreement with each of our directors and executive officers, which will require us to indemnify them.

Related Person Transactions Policy

We have adopted a written Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with its terms, our Audit Committee will have overall responsibility for the implementation of, and for compliance with the Related Person Transaction Policy.

For purposes of the Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the Related Person Transaction Policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors.

The Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Transaction Policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The Related Person Transaction Policy also provides that our Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of our directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2022 by:

•	the selling stockholders;

•	each person or group whom we know to own beneficially more than 5% of our common stock;

•	each of our directors and Named Executive Officers individually; and

•	all directors and executive officers as a group.

The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power before this offering that are set forth below are based on 24,061,242 shares of Class A common stock and 22,831,226 shares of Class B common stock issued and outstanding as of February 28, 2022 and 13,888,889 shares of our Class A common stock issuable upon the conversion of shares of the Convertible Preferred outstanding as of February 28, 2022. The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power after this offering that are set forth below are based on the number of shares of Class A common stock and Class B common stock outstanding immediately after this offering.

In connection with the IPO, we issued each Continuing Pre-IPO LLC Member one share of Class B common stock for each vested LLC Unit such Continuing Pre-IPO LLC Member beneficially owned immediately prior to the completion of the IPO. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a Continuing Pre-IPO LLC Member, redeem or exchange LLC Units of such Continuing Pre-IPO LLC Member pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Party Transactions—Amended LLC Agreement.” As a result, the number of shares of Class B common stock set forth in the table below correlates to the number of vested LLC Units each Continuing Pre-IPO LLC Member beneficially owns.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of February 28, 2022. Unless otherwise indicated, the address for each listed stockholder is: c/o Xponential Fitness, Inc., 17877 Von Karman Ave, Suite 100, Irvine, CA 92614. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

The following table assumes the underwriters do not exercise their option to purchase additional shares of Class A common stock.

	Class A Common Stock Owned(1)				Class B Common Stock Owned				Class A Common Stock(2)		Combined Voting Power(3)
	Before This Offering		After This Offering		Before This Offering		After This Offering		To Be Sold In This Offering		Before This Offering		After This Offering
Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
Directors and Named Executive Officers:
Anthony Geisler(4)	101,831	*	101,831	*	7,907,572	35%	7,907,572	39%			8,009,403	13%	8,009,403	13%
Mark Grabowski(5)	11,610,680	31%	9,454,730	23%	12,623,677	55%	10,279,627	50%	4,500,000	19%	24,234,357	40%	19,734,357	32%
Chelsea Grayson	—	—	—	—	—	—	—	—			—	—	—	—
Ryan Junk(6)	—	—	—	—	7,694	*	7,694	*			7,694	*	7,694	*
Sarah Luna(7)	—	—	—	—	45,751	*	45,751	*			45,751	*	45,751	*
Brenda Morris(8)	15,994	*	15,994	*	811	*	811	*			16,805	*	16,805	*
Other 5% or greater beneficial owners:
H&W Investco, LP(5)	11,610,680	31%	9,454,730	23%	12,623,677	55%	10,279,627	50%	4,500,000	19%	24,234,357	40%	19,734,357	32%
LAG Fit, Inc.(9)	83,330	*	83,330	*	7,439,858	33%	7,439,858	36%			7,523,188	12%	7,523,188	12%
Rumble Holdings LLC(10)	1,300,032	3%	1,300,032	3%	—	—	—	—			1,300,032	2%	1,300,032	2%
Affiliates of MSD Partners, L.P.(11) (12)	3,076,438	9.9%	3,308,498	9.9%	—	—	—	—			5,336,729	9.9%	5,336,729	9.9%
DESALKIV Portfolios, L.L.C.(13)	2,691,438	9.9%	2,923,498	9.9%	—	—	—	—			3,125,000	6.2%	3,125,000	6.2%
Redwood Master Fund Ltd.(14)	2,753,313	9.9%	2,985,373	9.9%	—	—	—	—			3,750,000	7.4%	3,750,000	7.4%
All directors and executive officers as a group (eight persons)	11,738,480	31%	9,582,530	24%	20,801,528	91%	18,457,478				32,540,008	54%	28,040,008	46%

*	Less than 1%

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is exercised in full.

	Class A Common Stock Owned(1)				Class B Common Stock Owned				Class A Common Stock(2)		Combined Voting Power(3)
	Before This Offering		After This Offering		Before This Offering		After This Offering		To Be Sold In This Offering		Before This Offering		After This Offering
Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
Directors and Named Executive Officers:
Anthony Geisler(4)	101,831	*	101,831	*	7,907,572	35%	7,907,572	39%			8,009,403	13%	8,009,403	13%
Mark Grabowski(15)	11,610,680	31%	9,131,338	22%	12,623,677	55%	9,928,019	49%	5,175,000	22%	24,234,357	40%	19,059,357	31%
Chelsea Grayson	—	—	—	—	—	—					—	—
Ryan Junk(6)	—	—	—	—	7,694	*	7,694	*			7,694	*	7,694	*
Sarah Luna(7)	—	—	—	—	45,751	*	45,751	*			45,751	*	45,751	*
Brenda Morris(8)	15,994	*	15,994	*	811	*	811	*			16,805	*	16,805	*
Other 5% or greater beneficial owners:
H&W Investco, LP(15)	11,610,680	31%	9,131,338	22%	12,623,677	55%	9,928,019	49%	5,175,000	22%	24,234,357	40%	19,059,357	31%
LAG Fit, Inc.(9)	83,330	*	83,330	*	7,439,858	33%	7,439,858	37%			7,523,188	12%	7,523,188	12%
Rumble Holdings LLC(10)	1,300,032	3%	1,300,032	3%	—	—	—	—			1,300,032	2%	1,300,032	2%
Affiliates of MSD Partners, L.P.(11) (12)	3,076,438	9.9%	3,343,308	9.9%	—	—	—	—			5,336,729	9.9%	5,336,729	9.9%
DESALKIV Portfolios, L.L.C.(13)	2,691,438	9.9%	2,958,308	9.9%	—	—	—	—			3,125,000	6.2%	3,125,000	6.2%
Redwood Master Fund Ltd.(14)	2,753,313	9.9%	3,020,183	9.9%	—	—	—	—			3,750,000	7.4%	3,750,000	7.4%
All directors and executive officers as a group (eight persons)	11,738,480	31%	9,259,138	23%	20,801,528	91%	18,105,870	90%			32,540,008	54%	27,365,008	45%

*	Less than 1%

(1)

Subject to the terms of the Amended LLC Agreement, LLC Units are generally redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of Class B common stock will be cancelled on a one-for-one basis if we redeem or exchange LLC Units pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

(2)

Percentage of Class A common stock to be sold in this offering is based on Class A common stock outstanding as of February 28, 2022. Prior to the consummation of this offering, we will issue to certain selling stockholders 2,344,050 shares of our Class A common stock (or 2,695,658 shares of our Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for an equivalent number of outstanding LLC Units, all of which will be sold by the selling stockholders in this offering.

(3)

Represents the percentage of voting power of our Class A common stock and Class B common stock held by such person voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote.

(4)

Consists of: (i) 18,501 shares of Class A common stock held directly by Mr. Geisler, (ii) 467,714 shares of Class B common stock held directly by Mr. Geisler, (iii) 83,330 shares of Class A common stock held by LAG Fit, Inc. and (iv) 7,439,858 shares of Class B common stock held by LAG Fit, Inc. Mr. Geisler has reported sole investment and dispositive power over the shares held by LAG Fit, Inc. The address for LAG Fit, Inc. is 6789 Quail Hill Parkway #408, Irvine, CA 92603.

(5)

Consists of: (i) 11,610,680 Class A common stock before the offering and 9,454,730 shares of Class A common stock after the offering held by H&W Investco II, LP and (ii) 12,623,677 shares of Class B common stock before the offering and 10,279,627 shares of Class B common stock after the offering held by H&W Investco, LP, each of which Mr. Grabowski is the Managing Partner. Mr. Grabowski has reported sole investment and dispositive power over these shares. The address for H&W Investco, LP is 17 Palmer Lane, Riverside, CT 06878.

(6)	Consists of 7,694 shares of Class B common stock held directly by Mr. Junk.

(7)	Consists of: (i) 44,387 shares of Class B common stock held directly by Ms. Luna and (ii) 1,364 RSUs that will vest within 60 days of February 28, 2022.

(8)	Consists of 15,994 shares of Class A common stock and 811 shares of Class B common stock held directly by Ms. Morris.

(9)

Consists of: (i) 83,330 shares of Class A common stock held by LAG Fit, Inc. and (ii) 7,439,858 shares of Class B common stock held by LAG Fit, Inc. Mr. Geisler has reported sole investment and dispositive power over the shares held by LAG Fit, Inc. The address for LAG Fit, Inc. is 6789 Quail Hill Parkway #408, Irvine, CA 92603.

(10)	Consists of shares of 1,300,032 Class A common stock held by Rumble Holdings LLC. The address for Rumble Holdings LLC is 146 West 23rd Street, New York, NY 10011.

(11)

MSD Partners, L.P. (“MSD Partners”) is the investment manager of the MSD Affiliates (as defined below) and may be deemed to beneficially own securities beneficially owned by the MSD Funds. MSD Partners (GP), LLC (“MSD GP”), a Delaware limited liability company, is the general partner of MSD Partners, and may be deemed to beneficially own securities beneficially owned by MSD Partners. Each of John C. Phelan, Marc R. Lisker and Brendan P. Rogers is a manager of, and may be deemed to beneficially own securities beneficially owned by MSD GP. The address of the principal business office of the MSD Affiliates is c/o MSD Partners, L.P., One Vanderbilt Avenue, 26th Fl., NY, NY 10017.

(12)

The number of shares of Class A common stock shown as beneficially owned reflects the application of the provision of the Convertible Preferred that, other than in the case of a mandatory conversion, prevents a holder of Convertible Preferred, without at least 61 days written notice from such holder, from receiving shares of Class A common stock or any other of our equity securities upon any conversion of Convertible Preferred to the extent that such exercise or receipt would cause any holder of Convertible Preferred to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of a number of equity interests that would exceed 9.9% the Class A common stock outstanding at that time. The number of shares of Class A common stock that, but for the foregoing, would otherwise be issuable upon conversion of the Convertible Preferred owned by the Affiliates of MSD Partners, L.P. consists of 7,013,889 shares of Class A common stock held as follows: 3,363,194 shares of Class A common stock issuable upon conversion of the Convertible Preferred by MSD Credit Opportunity Master Fund, L.P., a Delaware limited partnership (“MSDC”), 1,057,639 shares of Class A common stock issuable upon conversion of the Convertible Preferred by MSD Special Investments Fund, L.P., a Delaware limited partnership (“MSDS”), 464,583 shares of Class A common stock issuable upon conversion of the Convertible Preferred by MSD SIF Holdings, L.P., a Delaware limited partnership (“MSDSIF”), 1,164,583 shares of Class A common stock issuable upon conversion of the Convertible Preferred held by MSD Private Credit Opportunity Master Fund 2, L.P., a Cayman Islands exempted limited partnership (“MSDP2”), 352,778 shares of Class A common stock issuable upon conversion of the Convertible Preferred held by MSD Private Credit Opportunity Master Fund, L.P., a Cayman Islands exempted limited partnership (“MSDP”), 276,390 shares of Class A common stock issuable upon conversion of the Convertible Preferred held by Lombard International Life Ltd., a Bermuda corporation, on behalf of its Segregated Account BIGVA005 (“LIL1”), 140,278 shares of Class A common stock issuable upon conversion of the Convertible Preferred held by Lombard International Life Ltd., a Bermuda corporation, on behalf of its Segregated Account BIGVA006 (“LIL2”) and 194,444 shares of Class A common stock issuable upon conversion of the Convertible Preferred held by MSD SBAFLA Fund, L.P., a Delaware limited partnership (“MSDSB”) (MSDC, MSDS, MSDSIF, MSDP2, MSDP, LIL1, LIL2 and MSDSB, the “MSD Affiliates”).

(13)

The number of shares of Class A common stock shown as beneficially owned reflects the application of the provision of the Convertible Preferred that, other than in the case of a mandatory conversion, prevents a holder of Convertible Preferred, without at least 61 days written notice from such holder, from receiving shares of Class A common stock or any other of our equity securities upon any conversion of Convertible Preferred to the extent that such exercise or receipt would cause any holder of Convertible Preferred to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of a number of equity interests that would exceed 9.9% the Class A common stock outstanding at that time. The number of shares of Class A common stock that, but for the foregoing, would otherwise be issuable upon conversion of the Convertible Preferred owned by DESALKIV Portfolios, L.L.C. (“DESALKIV”, and such common stock issuable upon conversion, the “Subject Shares”) consists of 3,125,000 Subject Shares. DESALKIV has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the Subject Shares.

D. E. Shaw & Co., L.P. (“DESCO LP”), as the managing member of D. E. Shaw Adviser, L.L.C. (“Adviser”), which in turn is investment adviser of DESALKIV, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the managing member of D. E. Shaw Manager, L.L.C.

(“Manager”), which in turn is the manager of DESALKIV, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf.

D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, Adviser, Manager, DESCO Inc., or DESCO II Inc. (collectively, the “DES Entities”) owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares.

David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.

The business address of the DES Entities, DESALKIV, and David E. Shaw is c/o the D. E. Shaw group, 1166 Avenue of Americas, 9th Floor, New York, NY 10036.

(14)

The number of shares of Class A common stock shown as beneficially owned reflects the application of the provision of the Convertible Preferred that, other than in the case of a mandatory conversion, prevents a holder of Convertible Preferred, without at least 61 days written notice from such holder, from receiving shares of Class A Common Stock or any other of our equity securities upon any conversion of Convertible Preferred to the extent that such exercise or receipt would cause any holder of Convertible Preferred to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of a number of equity interests that would exceed 9.9% the Class A Common Stock outstanding at that time. The number of shares of Class A common stock that, but for the foregoing, would otherwise be issuable upon conversion of the Convertible Preferred owned by Redwood Master Fund LTD. Redwood Capital Management, LLC (“RCM”) consists of 3,750,000 shares of Class A common stock issuable upon conversion of the Convertible Preferred held by RCM is the investment manager of Redwood Master Fund, Ltd. RCM is wholly owned by Redwood Capital Management Holdings, LP (“RCM Holdings”). Mr. Ruben Kliksberg is the Chief Executive Officer of RCM, is the sole managing member of the general partner of RCM Holdings, and controls a majority of the limited partnership interests in RCM Holdings. The address for Redwood Master Fund, Ltd. is c/o Redwood Capital Management, LLC, 250 W 55th Street, New York, New York 10019.

(15)

Consists of: (i) 11,610,680 Class A common stock before the offering and 9,131,338 shares of Class A common stock after the offering held by H&W Investco II, LP and (ii) 12,623,677 shares of Class B common stock before the offering and 9,928,019 shares of Class B common stock after the offering held by H&W Investco, LP, each of which Mr. Grabowski is the Managing Partner. Mr. Grabowski has reported sole investment and dispositive power over these shares. The address for H&W Investco, LP is 17 Palmer Lane, Riverside, CT 06878.

U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our Class A common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate,

•	a foreign corporation, or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Class A common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any U.S. federal gift, alternative minimum tax or Medicare contribution tax considerations or any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital that reduces the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Our Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of FATCA (as defined below) withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Our Class A Common Stock

Subject to the discussions of backup withholding and FATCA withholding tax below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Class A common stock unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

•

we are or have been a “U.S. real property holding corporation” (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our Class A common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our Class A common stock.

We will be a U.S. real property holding corporation at any time that the fair market value of our “U.S. real property interests” (as defined in the Code and applicable Treasury regulations), equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Tax

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), payments of dividends on and the gross proceeds of dispositions of our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Class A common stock.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that our Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

BofA Securities, Inc. and Jefferies LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders the number of shares of Class A common stock set forth opposite its name below.

Underwriters	Number of Shares
BofA Securities, Inc.	1,657,582
Jefferies LLC	1,243,187
Morgan Stanley & Co. LLC	508,846
Guggenheim Securities, LLC	254,423
Piper Sandler & Co.	254,423
Robert W. Baird & Co. Incorporated	218,077
Raymond James & Associates, Inc.	218,077
Roth Capital Partners, LLC	127,212
R. Seelaus & Co., LLC	18,173

Total	4,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if sold to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.63 per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$20.00	$90,000,000	$103,500,000
Underwriting discount	$1.15	$5,175,000	$5,951,250
Proceeds, before expenses, to the selling stockholders	$18.85	$84,825,000	$97,548,750

Our offering expenses, not including the underwriting discount, are estimated at $950,000. We have agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed $40,000. In addition, the underwriters have agreed to reimburse us for certain documented expenses incurred in connection with this offering.

Option to Purchase Additional Shares

The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 675,000 additional shares of our Class A common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, and our executive officers, directors and the selling stockholders have agreed not to sell or transfer any common stock for 90 days after the date of this prospectus (the “restricted period”) without first obtaining the written consent of BofA Securities, Inc. and Jefferies LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly: offer, pledge, sell or contract to sell any common stock; sell any option or contract to purchase any common stock; purchase any option or contract to sell any common stock; grant any option, right or warrant for the sale of any common stock; lend or otherwise dispose of or transfer any common stock; request or demand that we file or make a confidential submission of a registration statement related to the common stock; or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The lock-up restrictions apply to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, and apply to securities owned now or acquired later by the person executing the agreement or for which such person later acquires the power of disposition.

The lock-up restrictions are subject to specified exceptions, including, without limitation:

•

transactions relating to securities purchased on the open market following the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the restricted period;

•

transfers of securities (i) as a bona fide gift or gifts, including, without limitation, gifts to a charity or charitable trust, (ii) to a trust for the direct or indirect benefit of the holder or the immediate family of the holder, (iii) by will, other testamentary document or intestate succession to a legal representative, heir, beneficiary or member of the immediate family of the holder, (iv) if the holder is a corporation, partnership, limited liability company, trust or other business entity, as part of a distribution to the stockholders, partners, members, beneficiaries or other equityholders of the holder, and (v) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act) of the holder, or to the holder’s affiliates or to an investment fund or other entity controlling, controlled by, managing or managed by or under common control with the holder or its affiliates (including, for the avoidance of doubt, where the older is a partnership, to its general partner, a successor partnership or fund, or other fund managed by such partnership), or to a trust of which the holder and, in the case of our Chief Executive Officer, his family and friends and/or a charitable organization, are the legal and beneficial owner of all of the outstanding equity securities or similar interests, provided in each case that (x) BofA Securities, Inc. and Jefferies LLC have received a signed lock-up agreement for the balance of the restricted period from each donee, trustee, distributee or transferee, as the case may be, (y) such transfer does not involve a disposition for value and (z) no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the restricted period;

•	transfers pursuant to the redemption or exchange of outstanding LLC Units for shares of Class A common stock (or securities convertible into or exercisable or exchangeable for shares of common stock) provided that (x) any securities received upon such redemption or exchange shall be subject to the lock-up restrictions, (y) such transfer does not involve a disposition for value and (z) no filing under Section 16(a) of the Exchange Act is voluntarily made during the restricted period any required Form 4 states the reason for such transfer;

•

transfers to us in connection with the exercise, vesting or settlement of options, warrants or other rights to purchase shares of common stock, or any securities convertible into or exchangeable for common stock, in accordance with their terms (including, in each case, on a “cashless” or “net exercise” basis and/or to cover withholding tax obligations in connection with such exercise, vesting or settlement) pursuant to a stock incentive plan or stock purchase plan of ours described in this prospectus, provided that (x) any securities received upon such exercise, vesting or settlement shall be subject to the lock-up restrictions and (y) no filing under Section 16(a) of the Exchange Act is voluntarily made during the restricted period any required Form 4 states the reason for such transfer;

•

transfers to us pursuant to arrangements in effect on the date of the lock-up agreement and described in this prospectus pursuant to which we have (a) an option to repurchase such securities or (b) a right of first refusal with respect to transfers of such securities, provided that (x) in the case of clause (b) the transfer triggering such right of first refusal is otherwise permitted under the lock-up agreement, and (y) in each case no filing under Section 16(a) of the Exchange Act is voluntarily made during the restricted period any required Form 4 states the reason for such transfer;

•

transfers by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, divorce decree, separation agreement or other related court order, provided that (x) the holder shall use reasonable best efforts to cause the transferee to deliver to BofA Securities, Inc. and Jefferies LLC a signed lock-up agreement for the balance of the restricted period and (y) no filing under Section 16(a) of the Exchange Act is voluntarily made during the restricted period any required Form 4 states the reason for such transfer;

•

transfers in connection with the establishment of a written trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that (x) the securities subject to such plan may not be transferred during the restricted period and (y) no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the restricted period;

•

transfers to us in connection with the termination of the holder’s service for us pursuant to an arrangement in effect on the date of the lock-up agreement that provides us with an option to repurchase such securities, provided that no filing under Section 16(a) of the Exchange Act is voluntarily made during the restricted period any required Form 4 states the reason for such transfer;

•

transfers pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction made to all holders of our capital stock involving a change of control of us, provided that (x) in the event that such tender offer, merger, consolidation or similar transaction is not completed, such securities shall remain subject to the lock-up restrictions, and (y) no filing under Section 16(a) of the Exchange Act is voluntarily made during the restricted period;

•	to the underwriters pursuant to the underwriting agreement; and

•

in the case of the selling stockholders, pursuant to a pledge, hypothecation or other granting of a security interest in shares of common stock to one or more lending institutions as collateral or security for or in connection with a margin loan or other loans, advances or extensions of credit entered by the holder or its affiliates, or a refinancing thereof, and any subsequent transfers of such common stock pursuant to any foreclosures in connection therewith, provided that (x) the amount of the holder’s common stock subject to such pledges, hypothecations or other grants of security interests shall be limited, in the aggregate, to 25% of the holder’s common stock measured as of completion of this offering.

BofA Securities, Inc. and Jefferies LLC, in their sole discretion, may release the securities subject to the lock-up agreements described above in whole or in part at any time.

Listing

Our Class A common stock is listed on the NYSE under the symbol “XPOF.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of our Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the FCA, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the U.K. Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the U.K. Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services Markets Act 2000 (as amended, the “FSMA”);

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation.

Each person in the United Kingdom who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representatives that it is a qualified investor within the meaning of Article 2 of the U.K. Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the U.K. Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision: the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares; and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to this offering, our company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than: (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investment) (Shares and Debentures) Regulations 2005.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for Xponential Fitness, Inc. by Davis Polk & Wardwell LLP, Menlo Park, California. Latham & Watkins LLP, New York, New York is representing the underwriters.

EXPERTS

The financial statements of Xponential Fitness, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 7, 2022; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 20, 2021.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed as so modified or superseded, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to: Xponential Fitness, Inc., 17877 Von Karman Ave, Suite 100, Irvine, CA; Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements we have filed electronically with the SEC.

We are required to file periodic reports and other information with the SEC. We also maintain an Internet site at www.xponential.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.